Exhibit 10.1
EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT
Among
CLEARWIRE CORPORATION,
as Borrower,
The Several Lenders from Time to Time Parties Hereto,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
and CITIGROUP GLOBAL MARKETS INC.,
as Co-Documentation Agents,
JPMORGAN CHASE BANK, N.A.,
as Syndication Agent,
MORGAN STANLEY & CO., INC.,
as Collateral Agent
and
MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent
Dated as of November 21, 2008

MORGAN STANLEY SENIOR FUNDING, INC., as Sole Lead Arranger and Joint
Bookrunner,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, J.P.MORGAN
SECURITIES INC., and CITIGROUP GLOBAL MARKETS INC.
as Joint Co-Arrangers and Joint Bookrunners

i

SCHEDULES:	1.1A	Existing Lenders
	1.1B	Existing Liens
	1.1C	Guarantors
	1.1D	Pending Asset Sales
	1.1E	Commitments
	4.4	Consents, Authorizations, Filings and Notices
	4.9	Intellectual Property

	4.14	Subsidiaries
	4.17	UCC Filing Jurisdictions
	6.9(c)	Clearwire International Entities
	6.11	Deposit Accounts
	7.1(d)	Existing Indebtedness
	7.6(b)(22)	Unrestricted Subsidiaries
	7.16	Amendments to Certain Documents

EXHIBITS:	A	Form of Guarantee and Collateral Agreement
	B	Form of Compliance Certificate
	C	Form of Closing Certificate
	D	Form of Assignment and Assumption
	E	[Intentionally Omitted]
	F	Form of Exemption Certificate

     CREDIT AGREEMENT, dated as of July 3, 2007, as amended by that certain Incremental Facility Amendment, dated as of November 2, 2007, and as further amended and restated as of November 21, 2008 (this “Agreement”), among CLEARWIRE CORPORATION, a Delaware corporation, the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and CITIGROUP GLOBAL MARKETS INC., as co-documentation agents (in such capacities, the “Co-Documentation Agents”), JPMORGAN CHASE BANK, N.A., as syndication agent (in such capacity, the “Syndication Agent”), MORGAN STANLEY & CO., INC., as collateral agent (in such capacity, the “Collateral Agent”) and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent.
W I T N E S S E T H:
     WHEREAS, the Borrower entered into the Credit Agreement, dated as of July 3, 2007, as amended by that certain Incremental Facility Amendment, dated as of November 2, 2007 (the “Existing Credit Agreement”), with the several banks and other financial institutions or entities listed in Schedule 1.1A hereof (the “Existing Lenders”) and the agents named therein, pursuant to which the Existing Lenders agreed to extend credit to the Borrower in the form of term loans in an original aggregate amount of up to $1,250,000,000 (the “Existing Term Loans”);
     WHEREAS, the parties hereto have agreed to amend and restate the Existing Credit Agreement as provided in this Agreement, which Agreement shall become effective upon the satisfaction of the conditions precedent set forth in Section 5.1 hereof; and
     WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement that remain outstanding or evidence repayment of any of such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of the Borrower outstanding thereunder;
     NOW, THEREFORE, in consideration of the above premises, the parties hereto hereby agree that on the Restatement Effective Date the Existing Credit Agreement shall be amended and restated in its entirety as follows:
SECTION 1. DEFINITIONS
     1.1. Defined Terms.
        As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
     “ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum published by The Wall Street Journal from time to time as the “prime rate”. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. Notwithstanding the foregoing, if the “ABR” as determined pursuant to the immediately preceding sentences is below 4.75% for any day, then for all purposes of this Agreement and the other Loan Documents the “ABR” shall be deemed to be 4.75% for such day; provided that if (i) the Transactions Date has not occurred on or prior to May 31, 2009 or (ii) the Transaction Agreement and Plan of Merger is terminated on or prior to May 31, 2009, and the “ABR” as determined pursuant to the immediately preceding sentences is below 5.25% for any day on and after the earlier to occur of (i) June 1, 2009 and (ii) the day after the date on which the Transaction Agreement and Plan of Merger has been terminated, then for all purposes of this Agreement and the other Loan Documents the “ABR” shall be deemed to be 5.25% for such day.
     “ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.
     “Administrative Agent”: Morgan Stanley Senior Funding, Inc., together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.
     “Affiliate”: with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Affiliate Transaction”: as defined in Section 7.8.
     “Agents”: the collective reference to the Syndication Agent, the Co-Documentation Agents, the Collateral Agent and the Administrative Agent.
     “Agreement”: as defined in the preamble hereto.
     “Applicable Margin”: (a) for ABR Loans, 5.00% per annum and (b) for Eurodollar Loans, 6.00% per annum; provided that:
     (1) if the Transactions Date does not occur on or before May 31, 2009 or the Transaction Agreement and Plan of Merger is terminated on or prior to May 31, 2009, the Applicable Margin shall increase on the earlier to occur of June 1, 2009 and the day after the date on which the Transaction Agreement and Plan of Merger has been terminated to (a) for ABR Loans, 13.00% per annum and (b) for Eurodollar Loans, 14.00% per annum; and

     (2) if the Transactions Date occurs on or before May 31, 2009, the Applicable Margin shall increase by 50 basis points on the six month anniversary of the Transactions Date (the “First Step Up”); provided that the Applicable Margin shall increase by an additional 50 basis points on the twelve month anniversary of the Transactions Date (the “Second Step Up”); provided further that the Applicable Margin shall increase by an additional 50 basis points on the eighteen month anniversary of the Transactions Date (the “Third Step Up”); and provided further that the Applicable Margin shall increase to (a) for ABR Loans, 13.00% per annum and (b) for Eurodollar Loans, 14.00% per annum on the second year anniversary of the Transactions Date.
     “Approved Fund”: as defined in Section 10.6(b).
     “Arrangers”: the collective reference to the Sole Lead Arranger and the Joint Co-Arrangers.
     “Asset Sale”:
     (1) the sale, lease, conveyance or other disposition or transfer of any assets (including FCC License Rights) by the Borrower or any Restricted Subsidiary (including any Spectrum Entity); and
     (2) the issuance (including in connection with any merger or consolidation) or sale, transfer, conveyance or other disposition of Capital Stock of any Restricted Subsidiary (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law);
     Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:
     (1) a transfer of Capital Stock between or among the Spectrum Entities in accordance with Section 7.3 or a transfer of assets of the Spectrum Entities between or among the Spectrum Entities;
     (2) a transfer of assets (including Capital Stock, other than Capital Stock of any Spectrum Entity) between or among the Loan Parties (other than the Spectrum Entities and other than any transfer by any Loan Party to any Clearwire International Guarantor) or between or among the Restricted Subsidiaries (other than the Spectrum Entities) that are not Loan Parties and the Clearwire International Entities;
     (3) the sale or lease of equipment, inventory or accounts receivable, or cash or Cash Equivalents in the ordinary course of business;

     (4) dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;
     (5) a Restricted Payment or Investment that is permitted by Section 7.6, or any merger or consolidation permitted by Section 7.7;
     (6) any sale or disposition of any property or equipment that has become damaged, worn out or obsolete;
     (7) the creation of a Permitted Lien;
     (8) non-exclusive licenses of intellectual property in the ordinary course of business that could not reasonably be expected to have a material adverse effect on the value of the Collateral or the ability of the Administrative Agent or the Lenders to realize the benefits of, and intended to be afforded by, the Collateral;
     (9) [Reserved];
     (10) any foreclosure (subject to any intercreditor or subordination arrangement between such lienholder and the Administrative Agent on behalf of the Lenders) upon any assets of Restricted Subsidiaries pursuant to the terms of a Permitted Lien; provided that such foreclosure does not otherwise constitute a Default under this Agreement;
     (11) the issuance (including in connection with any merger or consolidation) or sale, transfer, conveyance or other disposition of Capital Stock of any Unrestricted Subsidiary;
     (12) the expiration or termination of Spectrum leases in the ordinary course of business;
     (13) any sale, lease or other disposition of any assets that is subject to a binding agreement, but pending closing on the Initial Closing Date and set forth on Schedule 1.1D; and
     (14) any sale, lease, conveyance, issuance, disposition or transfer permitted by, or resulting from, the Transactions.
     “Assignee”: as defined in Section 10.6(b).
     “Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D.

     “Attributable Debt”: in respect of a Sale and Leaseback Transaction, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.
     “Benefitted Lender”: as defined in Section 10.7(a).
     “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
     “Bankruptcy Law”: Title 11 of the United States Code (or any successor thereto) or any similar federal or state law for the relief of debtors.
     “Board of Directors”: either the board of directors of the Borrower or any committee of the Board of Directors authorized to act for it with respect to this Agreement.
     “Board Resolution”: a resolution certified by the Secretary or an Assistant Secretary of the Borrower to have been duly adopted by the Board of Directors of the Borrower and to be in full force and effect on the date of such certification.
     “Borrower”: means Clearwire Corporation and, following the transactions contemplated by Section 2.19, the term “Borrower” shall mean a collective reference to the Co-Borrowers.
     “Borrowing Date”: any Business Day specified by the Borrower as the date on which the Borrower requests the Lenders to make the Loans hereunder.
     “Business”: as defined in Section 4.15(b).
     “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
     “Capital Lease Obligation”: at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.
     “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
     “Cash Equivalents”:
     (1) Currency: U.S. dollars and any other foreign currency necessary in the ordinary course of business.
     (2) Government Securities: Securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing, unless such securities are deposited to defease any Indebtedness, not more than five years from the date of acquisition.
     (3) Government Agencies: Securities issued by U.S. Government-Sponsored Entities (GSE) and federally related institutions, maturing not more than five years from the date of acquisition.
     (4) Repurchase Agreements: Repurchase agreements with primary dealers or eligible banks, and
     (a) with a maturity of not more than one year from the date of acquisition; and
     (b) supported by underlying collateral that is US Treasury or US Government-Sponsored Entities.
     (5) Certificate of Deposits/Time Deposits/Bankers Acceptances: Certificates of deposit, Eurodollar time deposits, and bankers’ acceptances
     (a) with a rated bank that has received a short-term rating from a Nationally Recognized Statistical Rating Organization (NRSRO) in the highest short-term rating category for debt obligations (within which there may be sub-categories or gradations indicating relative standing). Long term ratings may be used if short term ratings are not available; and
     (b) with a maturity of not more than five years from the date of acquisition.
     (6) Municipal Securities: Securities issued and fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, and
     (a) such security is a rated security that has received a short-term rating from a Nationally Recognized Statistical Rating Organization

(“NRSRO”) in the two highest short-term rating categories for debt obligations (within which there may be sub-categories or gradations indicating relative standing). Long term ratings may be used if short term ratings are not available; and
     (b) such security has a maturity of not more than five years from the date of acquisition.
     (7) Money Market Funds: Money market funds assets of which are consistent with the quality standards of Cash Equivalents described herein.
     (8) Commercial Paper/Corporate Obligations: Commercial paper and corporate obligations of corporations and
     (a) such security is a rated security that has received a short-term rating from a NRSRO in the highest short-term rating category for debt obligations (within which there may be sub-categories or gradations indicating relative standing). Long term ratings may be used if short term ratings are not available; and
     (b) such security has a maturity of not more than five years from the date of acquisition.
     (9) Asset-Backed Securities: Asset-backed securities that
     (a) are rated securities that have received a rating from two NRSRO’s in the highest short-term rating category for debt obligations (within which there may be sub-categories or gradations indicating relative standing); and
     (b) have a stated final maturity of not more than five years from the date of acquisition.
     (10) Portfolio Weighted Average Maturity: The weighted average maturity of total investments is one year or less.
     “Change of Control”: with respect to Holdings (if applicable), the Borrower or any of their respective successor entities that is subject to the terms of this Agreement, the occurrence of any of the following events:
     (1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Borrower’s assets to any person or group of related persons (other than to any of the Borrower’s or, after the Transaction Date, Holdings’, Wholly Owned Subsidiaries, pursuant to a transaction involving a swap of Spectrum and related assets to the extent permitted by Sections 7.4 or 7.5 or pursuant to Section 7.7);
     (2) the approval by the holders of the Borrower’s Capital Stock of any plan or proposal for liquidation or dissolution;
     (3) any person or group (other than the Permitted Investors) shall become the beneficial owner, directly or indirectly, of shares representing more than 35% of the aggregate voting power represented by the issued and outstanding Voting Stock of the Borrower, and after the Transactions Date, of Holdings; or
     (4) after the Transactions Date, Holdings shall cease to own 100% of the Capital Stock of the Borrower.
     For purposes of this definition of Change of Control:
     “person” or “group” have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;
     a “beneficial owner” will be determined in accordance with Rule 13d 3 under the Exchange Act, as in effect on the Reference Date, except that the number of shares of Voting Stock of the Borrower will be deemed to include all outstanding shares of Voting Stock of the Borrower and unissued shares deemed to be held by the “person” or “group” or other person with respect to which the determination is being made, but shall not include any unissued shares deemed to be held by all other persons;
     “beneficially owned” has a meaning correlative to that of beneficial owner;
     “unissued shares” means shares of Voting Stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a Change of Control; and
     The consummation of the Transactions shall not constitute a Change of Control.
     “Clearwire International”: Clearwire International, LLC, a Washington limited liability company.
     “Clearwire International Entities”: the collective references to Clearwire International and its Subsidiaries.
     “Co-Borrowers”: as defined in Section 2.19.
     “Co-Documentation Agents”: as defined in the preamble hereto.

     “Code”: the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
     “Collateral Agent”: Morgan Stanley & Co., Inc., together with any of its successors.
     “Commitment”: as to any Lender, the commitment of such Lender to make, maintain or acquire by assignment Term Loans as set forth in Section 2.1. The aggregate amount of the Commitments on the Restatement Effective Date is $1,237,500,000.
     “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.
     “Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.
     “Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Sections 2.12, 2.13, 2.14 or 10.5 than the designating Lender would have been entitled to receive in respect of the Loans made by such Conduit Lender or (b) be deemed to have any Commitment.
     “Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents, current and deferred tax assets) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower, or, from and after the Transactions Date, Holdings, and its Restricted Subsidiaries at such date.
     “Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower or, from and after the Transactions Date, Holdings, and its Restricted Subsidiaries at such date, but excluding the current portion of any Funded Debt of the Borrower or, from and after the

Transactions Date, Holdings, and its Restricted Subsidiaries and current accrued and deferred income taxes and accrued interest.
     “Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income and franchise tax expense, (b) interest expense (net of interest income), amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (f) non cash charges (provided, that if any such non cash expenses represents an accrual of or reserve for cash expenses in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash expense that was paid in a prior period), (g) restructuring charges or reserves, (h) fees and expenses incurred in connection with any investment, disposition, acquisition, issuance of equity interests, incurrence or early extinguishment of indebtedness, or refinancing transaction or other modification of any debt instrument, or the Transactions, in each case permitted herein and whether or not consummated, (i) purchase accounting adjustments in connection with permitted acquisitions hereunder, (j) expenses related to the transactions contemplated by this Agreement, (k) the amount of minority interest expense, (l) any non cash compensation charge arising from any grant of stock, stock options or other equity based rewards, (m) non cash pension and other post employment benefit expenses and (n) any non cash SFAS 133 income (or loss) related to hedging activities and minus, (a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (ii) income tax credits (to the extent not netted from income tax expense) and (iii) any other non-cash income (other than (x) the accrual of revenue consistent with past practice and (y) the reversal in such period of an accrual of, or cash reserve for, cash expenses in a prior period) and (b) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period, or during the period from the end of such Reference Period and on or prior to the date of such calculation, the Borrower, or, upon and after the Transactions Date, Holdings, or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period, or during the period from the end of such Reference Period and on or prior to the date of such calculation, the Borrower, or, upon and after the Transactions Date, Holdings, or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower, or, upon and after the Transactions Date, Holdings, or any of its Subsidiaries in excess of $10,000,000. Calculations of Consolidated EBITDA shall take into account any identifiable cost savings from Material Acquisitions and Material Dispositions to the extent such savings are reasonably acceptable to the Administrative Agent and have been reasonably identified in good faith by a responsible financial or accounting officer of the Borrower.
     “Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.
     “Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries, or, upon and after the Transactions Date, Holdings, the Borrower and their respective Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP; provided, that (I) there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower, or, upon and after the Transactions Date, Holdings, or is merged into or consolidated with the Borrower or any of its Subsidiaries, or, from and after the Transactions Date, Holdings or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower or, from and after the Transactions Date, Holdings) in which the Borrower or, from and after the Transactions Date, Holdings, or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or, from and after the Transactions Date, Holdings, or such Subsidiary in the form of dividends or similar distributions (and the net loss of any such Person shall be included only to the extent that such loss is funded in cash by the specified Person or a Subsidiary thereof) and (c) the undistributed earnings of any Subsidiary of the Borrower or, from and after the Transactions Date, Holdings, to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary and (II) there shall be included the net income of any

Unrestricted Subsidiary to the extent it is distributed to the Borrower or, from and after the Transactions Date, Holdings, or any of its Restricted Subsidiaries during such period; provided, further that the cumulative effect of any change in accounting principles shall be excluded from the calculation of Net Income.
     “Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness for borrowed money of the Borrower and its Restricted Subsidiaries, or, from and after the Transactions Date, Holdings, the Borrower and their respective Restricted Subsidiaries at such date, determined in each case on a consolidated basis in accordance with GAAP. For purposes of calculating Consolidated Leverage Ratio, Consolidated Total Debt shall be calculated after giving pro forma effect to the repayment of any Indebtedness on the date of determination.
     “Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.
     “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
     “Deposit Account Control Agreement” a control agreement entered into among the depository institution at which Borrower or a Restricted Subsidiary that is a Guarantor maintains a deposit account, Borrower or a Restricted Subsidiary that is a Guarantor, as applicable, and the Administrative Agent pursuant to which the Administrative Agent obtains “control” (within the meaning of Articles 8 and 9 of the UCC) of such deposit account.
     “Designated Spectrum”: all FCC License Rights held by the Loan Parties on the Initial Closing Date (other than FCC License Rights exchanged for Replacement Assets in accordance with Section 7.4) and any Replacement Assets in respect thereof.
     “Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
     “Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such dates shall be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 7.6. The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the Maturity Date.
     “Dollars” and “$”: dollars in lawful currency of the United States.
     “Domestic Restricted Subsidiary”: a Domestic Subsidiary that is a Restricted Subsidiary.
     “Domestic Subsidiary”: any Subsidiary of the Borrower or, from and after the Transactions Date, Holdings, organized under the laws of any jurisdiction within the United States.
     “Eagle River”: Eagle River Holdings, LLC.
     “Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules having the force and effect of law, written orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of public health or the environment, as now or may at any time hereafter be in effect.
     “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
     “Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on LIBOR1 of the Reuters screen as of 11:00 A.M.,

London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on LIBOR1 of the Reuters screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein. Notwithstanding the foregoing, if the “Eurodollar Base Rate” as determined pursuant to the immediately preceding sentences is below 2.75% for any Interest Period, then for all purposes of this Agreement and the other Loan Documents the “Eurodollar Base Rate” shall be deemed to be 2.75% for such Interest Period; provided that if (i) the Transactions Date has not occurred on or prior to May 31, 2009 or (ii) the Transaction Agreement and Plan of Merger is terminated on or prior to May 31, 2009, and the “Eurodollar Base Rate” as determined pursuant to the immediately preceding sentences is below 3.25% for any Interest Period on and after the earlier to occur of (i) June 1, 2009 and (ii) the day after the date on which the Transaction Agreement and Plan of Merger has been terminated, then for all purposes of this Agreement and the other Loan Documents the “Eurodollar Base Rate” shall be deemed to be 3.25% for such Interest Period.
     “Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.
     “Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):
Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements
     “Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
     “Event of Default”: any of the events specified in Section 8, provided, that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
     “Excess Amount”: as defined in Section 2.11.
     “Excess Cash Flow”: for any fiscal year of the Borrower, or, from and after the Transactions Date, Holdings, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges

(including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year (excluding decreases resulting from any acquisitions or disposition occurring during such fiscal year), and (iv) the aggregate net amount of non cash loss on the Disposition of property by the Borrower, or, from and after the Transactions Date, Holdings, and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower, or, from and after the Transactions Date, Holdings, and its Restricted Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount to the extent such Reinvestment Deferred Amount is not included in Consolidated Net Income), (iii) the aggregate amount of all principal payments of Indebtedness (including the Loans but excluding voluntary prepayments of the Loans pursuant to Section 2.4) of the Borrower, or, from and after the Transactions Date, Holdings, and its Restricted Subsidiaries made during such fiscal year, (iv) the aggregate amount payable by the Borrower, or, from and after the Transactions Date, Holdings, and its Restricted Subsidiaries on account of Restricted Payments and Investments permitted pursuant to Sections 7.6(b)(6), (7), (19) (to the extent such Investment is for the acquisition of a new Guarantor), (21), (22) and (25), (v) the aggregate amount of expenditures actually made by Borrower, or, from and after the Transactions Date, Holdings, and its Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period, (vi) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Borrower, or, from and after the Transactions Date, Holdings, and its Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, (vii) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Borrower, or, from and after the Transactions Date, Holdings, or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Investments or capital expenditures to be consummated or made during the period of four consecutive fiscal quarters of Borrower, or, from and after the Transactions Date, Holdings, following the end of such period, provided that to the extent the aggregate amount actually utilized to finance such Permitted Investments or capital expenditures during such period of four consecutive fiscal quarters (other than proceeds of Indebtedness) is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, (viii) cash expenditures in respect of Hedge Agreements during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income, (ix) payments by Borrower, or, from and after the Transactions Date, Holdings, and its Subsidiaries during such period in respect of long-term liabilities of Borrower, or, from and after the Transactions Date,

Holdings, and its Subsidiaries other than Indebtedness, (x) increases in Consolidated Working Capital for such fiscal year (excluding increases resulting from any acquisitions or disposition occurring during such fiscal year) , and (xi) the aggregate net amount of non-cash gain on the Disposition of property by the Borrower, or, from and after the Transactions Date, Holdings, and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income.
     “Excess Cash Flow Application Date”: as defined in Section 2.5(b).
     “Existing Credit Agreement”: as defined in the recitals hereto.
     “Existing Lenders”: as defined in the recitals hereto.
     “Existing Term Loans”: as defined in the recitals hereto.
     “Facility”: at any time, the aggregate amount of the Lenders’ Commitments and the Term Loans made or assumed at such time.
     “Fair Market Value”: the value that would be paid by a willing buyer to an unaffiliated willing seller on an arm’s length basis in a transaction not involving distress or necessity of either party, determined in good faith by a majority of the disinterested members of the Board of Directors of the Borrower (unless otherwise provided in this Agreement).
     “FCC”: the Federal Communications Commission and any successor thereto.
     “FCC License”: any paging, mobile telephone, specialized mobile radio, microwave or personal communications services and any other license, permit, consent, certificate of compliance, franchise, approval, waiver or authorization granted or issued by the FCC, including any of the foregoing authorizing or permitting the acquisition, construction or operation of any Wireless Communications System.
     “FCC License Rights”: any right, title or interest in, to or under any FCC License, whether directly or indirectly held, including, without limitation, any rights owned, granted, approved or issued directly or indirectly by the FCC or held, leased, licensed or otherwise acquired from or through any party (including without limitation any rights under Spectrum Leases).
     “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Morgan Stanley Senior Funding, Inc. from three federal funds brokers of recognized standing selected by it.
     “First Step Up”: as defined in the definition of the term “Applicable Margin.”
     “Foreign Subsidiary”: means any Subsidiary of the Borrower or, from and after the Transactions Date, Holdings (a) that is organized under the laws of any jurisdiction outside the United States (within the meaning of Section 7701(a)(9) of the Code), or (b) whose principal assets consist of capital stock of one or more Persons that are “controlled foreign corporations” within the meaning of Section 957 of the Code.
     “Funded Debt”: with respect to any Person, all Indebtedness of such Person of the type described in clauses (1) through (5) of the definition of “Indebtedness” in this Section 1.1.
     “Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
     “GAAP”: generally accepted accounting principles in the United States as in effect from time to time. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
     “Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
     “Grantor”: as defined in the Guarantee and Collateral Agreement.

     “Group Members”: the collective reference to the Borrower or, from and after the Transactions Date, Holdings, and its Restricted Subsidiaries.
     “Guarantee”: as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.
     “Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Guarantor, substantially in the form of Exhibit A, as may be amended, restated, supplemented or otherwise modified from time to time.
     “Guarantors”: the collective reference to (a) the entities listed on Schedule 1.1C (and any other Spectrum Entity), (b) each other Material Domestic Restricted Subsidiary of the Borrower or, from and after the Transactions Date, Holdings, as of the Restatement Effective Date (other than Clearwire International and its Subsidiaries), (c) each other present and future subsidiary of the Borrower or, from and after the Transactions Date, Holdings, that becomes a Guarantor pursuant to Section 6.9 hereof provided, that no Foreign Subsidiary shall be a Guarantor hereunder; and (d) from and after the Transactions Date, Holdings and each of the Persons specified in Section 2.19(v).
     “Hedging Obligations”: with respect to any specified Person, the obligations of such Person under:
     (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
     (2) other agreements or arrangements designed to manage interest rates or interest rate risk; and
     (3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
     “Holdings”: as defined in Section 2.19.
     “Immaterial Subsidiary”: as of any date, any Restricted Subsidiary whose total assets, as of such date, are less than $10,000,000 and whose total revenues for the most recent 12-month period do not exceed $5,000,000; provided that (i) a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of the Borrower or, from and after the Transactions Date, Holdings, and (ii) the fair market value of the total assets held by all Immaterial Subsidiaries may not exceed $10,000,000.

     “Incremental Sprint Term Loan Amendment”: as defined in Section 2.18.
     “Incremental Sprint Term Loan”: as defined in Section 2.18.
     “Incur”: with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Borrower or, from and after the Transactions Date, Holdings, will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Borrower or, from and after the Transactions Date, Holdings, and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock (to the extent provided for when the Indebtedness or Disqualified Stock or Preferred Stock on which such interest or dividend is paid was originally issued) will be considered an Incurrence of Indebtedness.
     “Indebtedness”: with respect to any specified Person, any indebtedness of such Person, whether or not contingent:
     (1) in respect of borrowed money;
     (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
     (3) in respect of banker’s acceptances;
     (4) in respect of Capital Lease Obligations and Attributable Debt;
     (5) in respect of the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable; provided that Indebtedness shall not include any earn-out obligation or obligation in respect of purchase price adjustment, except to the extent that the contingent consideration relating thereto is not paid within 15 Business Days after the contingency relating thereto is resolved;
     (6) representing Hedging Obligations;
     (7) representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends; or

     (8) representing Preferred Stock issued by such Person (other than the Borrower or any Guarantor) valued at its maximum involuntary fixed repurchase price plus accrued dividends, if and to the extent any of the preceding items (other than letters of credit and other than pursuant to clauses (4), (5), (6), (7) or (8)) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) other than a pledge of Capital Stock of an Unrestricted Subsidiary to secure Non-Recourse Debt of such Unrestricted Subsidiary, provided that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person, provided further that any obligation of the Borrower, or, from and after the Transactions Date, Holdings, or any Restricted Subsidiary in respect of minimum guaranteed commissions, or other similar payments, to clients, minimum returns to clients or stop loss limits in favor of clients or indemnification obligations to clients, in each case pursuant to contracts to provide services to clients entered into in the ordinary course of business, shall be deemed not to constitute Indebtedness. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock, as applicable, as if such Disqualified Stock or Preferred Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement. For the avoidance of doubt, in no event shall either Spectrum Leases or any Guarantee of obligations under Spectrum Leases or FCC License Rights be deemed to be Indebtedness for purposes of this Agreement.
     The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum reasonably anticipated net liability upon the occurrence of the contingency giving rise to the obligation as determined by the Borrower in good faith, and shall be:
     (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and
     (2) the principal amount thereof in the case of any other Indebtedness.
     “Initial Closing Date”: July 3, 2007.
     “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

     “Insolvency Proceeding” any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the Bankruptcy Law or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.
     “Insolvent”: pertaining to a condition of Insolvency.
     “Intellectual Property”: the collective reference to all rights relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
     “Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period, and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.
     “Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders, nine or twelve) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders, nine or twelve) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
          (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
          (ii) the Borrower may not select an Interest Period that would extend beyond the Maturity Date; and

          (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
     “Investments”: means, with respect to any Person, (i) any direct or indirect purchase or other acquisition of, or of a beneficial interest in, any of the bonds, notes, debentures or other debt securities of any other Person; (ii) any direct or indirect purchase or other acquisition for value of any Capital Stock of, or any assets constituting a business unit of any other Person; (iii) any direct or indirect loan, extension of credit (by way of guaranty or otherwise) or advance to any other Person and (iv) any other investment in any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
     “Joint Co-Arrangers”: Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc.
     “Joint Venture”: any Person (other than a Subsidiary) in which the Borrower, or, from and after the Transactions Date, Holdings, and its Restricted Subsidiaries collectively hold an ownership interest.
     “Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.
     “Lien”: with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
     “Loan Documents”: this Agreement, the Security Documents, the Notes, any Incremental Sprint Term Loan Amendment, and any amendment, restatement, waiver, supplement or other modification to any of the foregoing.
     “Loan Parties”: the collective reference to the Borrower and the Guarantors.
     “Material Adverse Effect”: a material adverse effect on (a) the business, properties, operations, condition (financial or otherwise) or prospects of the Borrower, or, from and after the Transactions Date, Holdings, and its Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement or any of the other material Loan

Documents or the material rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder or (c) the ability of the Loan Parties, taken as a whole, to perform the obligations under the Loan Documents.
     “Material Domestic Restricted Subsidiary”: any Domestic Restricted Subsidiary that is not an Immaterial Subsidiary or that the Borrower, or, from and after the Transactions Date, Holdings, designates as a Material Domestic Restricted Subsidiary by written notice to the Administrative Agent.
     “Material Foreign Subsidiary”: any Foreign Subsidiary that is not an Immaterial Subsidiary.
     “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
     “Maturity Date”: July 3, 2012 or, if the Transactions Date occurs, the thirty month anniversary of the Transactions Date; provided that in no event shall the Maturity Date be later than July 3, 2012.
     “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Proceeds”: in connection with all Asset Sales during the term of this Agreement, and all Recovery Events during the term of this Agreement, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), and the proceeds of issuances of Indebtedness after the Restatement Effective Date during the term of this Agreement, net of (1) attorneys’ fees, accountants’ fees, investment banking fees, (2) with respect to Asset Sales, amounts required to be applied to the repayment of liabilities secured by a Lien expressly permitted hereunder on any asset that is the subject of any such Asset Sale (other than any Lien pursuant to a Security Document), (3) other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) (including any taxes imposed on the repatriation of proceeds), (4) with respect to Asset Sales, any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, and (5) with respect to Asset Sales, appropriate amounts to be provided by the Borrower or, from and after the Transactions Date, Holdings, or its Subsidiaries as a reserve against liabilities associated with any such Asset Sale, including, without limitation, pension and other post employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with any such Asset Sale, all as determined in accordance with GAAP.
     “Non-Excluded Taxes”: as defined in Section 2.13(a).
     “Non Recourse Debt”: Indebtedness:
     (1) as to which neither the Borrower, nor, from and after the Transactions Date, Holdings, nor any of its Restricted Subsidiaries provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness); provided, however, that the Borrower, or, from and after the Transactions Date, Holdings, or any Restricted Subsidiary may Guaranty such Indebtedness to the extent such Guaranty is permitted under Section 7.1 or 7.6 and such Indebtedness subject to such a Guaranty shall be deemed to be Non-Recourse Debt; and
          (2) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Borrower, or, from and after the Transactions Date, Holdings, or any of its Restricted Subsidiaries (other than a pledge of Capital Stock of Unrestricted Subsidiaries).
     “Non-U.S. Lender”: as defined in Section 2.13(d).
     “Notes”: the collective reference to any promissory notes evidencing Term Loans.
     “Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements, any affiliate of any Lender at the time such Specified Swap Agreement was entered into), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Specified Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Swap Agreements.

     “Opinion of Counsel”: a written opinion from legal counsel. The counsel may be an employee of or counsel to the Borrower.
     “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Participant”: as defined in Section 10.6(c).
     “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
     “Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment and Term Loans then outstanding then constitutes of the aggregate of all Commitments and Term Loans then outstanding, giving effect to any assignments pursuant to Section 10.6.
     “Permitted Business”: any business conducted or proposed to be conducted by the Borrower and its Restricted Subsidiaries on the Initial Closing Date, and, if the Transactions Date occurs, businesses contemplated by the Transactions Agreement and Plan of Merger, and other businesses reasonably related, complementary or ancillary thereto or a reasonable extension or expansion thereof.
     “Permitted Investors” means the shareholders of the Borrower as of the Reference Date and their respective Affiliates, and, following the Transactions Date, Sprint, Comcast Corporation, Time Warner Cable Inc., Bright House Networks, LLC, Google Inc. and Intel Corporation, and their Affiliates.
     “Permitted Junior Securities” means debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Incremental Sprint Term Loan is subordinated to Senior Debt under this Agreement.
     “Permitted Liens”:
     (1) Liens securing the Obligations;
     (2) Liens securing Permitted Refinancing Indebtedness; provided that the Indebtedness being refinanced was, and is, permitted under Section 7.1 and such Liens do not extend to any property or assets other than (A) the property or assets that secured the Indebtedness being refinanced and (B) other property or assets of Unrestricted Subsidiaries so long as such property or assets are also subject to Liens securing the Obligations on a pari passu basis;

     (3) General rules and regulations of the FCC in 47 CFR 1.9001 et. seq. governing Spectrum Leases;
     (4) Liens on (i) FCC License Rights in favor of the FCC to the extent required and arising by operation of law, or (ii) arising from the lease or sublease of such FCC License Rights in the ordinary course of business solely to the extent that (A) such spectrum is not necessary to the conduct of the business of the Borrower, or, from and after the Transactions Date, Holdings, and its Subsidiaries as then conducted or contemplated to be conducted in accordance with the Borrower’s, or, from and after the Transactions Date, Holdings’, business plan, as approved by the Board of Directors of the Borrower, or, from and after the Transactions Date, Holdings, (B) such Lien could not reasonably be expected to have a material adverse effect on the value of the Collateral, when taken as a whole, or impair the utility or operation thereof or the ability of the Administrative Agent or the Lenders to realize the benefits of, and intended to be afforded by, the Collateral, when taken as a whole, (C) to the extent such lease or sublease constitutes Collateral, the Administrative Agent has a valid perfected first priority security interest in such lease or sublease and all proceeds thereof, including, without limitation, all rents and other payments thereunder, and (D) such lease or sublease is an Asset Sale otherwise permitted by this Agreement and any requirements of this Agreement in connection with such Asset Sale shall have been compiled with;
     (5) Liens existing on the Initial Closing Date which (i) are disclosed on Schedule 1.1B hereto or (ii) individually or in the aggregate, do not (x) have an adverse affect on more than $10,000,000 of the Collateral or (y) materially impair the use of Collateral for the purposes for which the Collateral is held by the Loan Parties;
     (6) Judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;
     (7) Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations or letters of credit; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations or such other letters of credit;
     (8) Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and, in each case, for which adequate reserves have been established to the extent required by GAAP;

     (9) Any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense (other than any property that is the subject of a Sale and Leaseback Transaction), including, without limitation, FCC License Rights;
     (10) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;
     (11) Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted hereunder; and
     (12) Liens on the Sprint Assets (as defined in the Transaction Agreement and Plan of Merger) securing the Secured Note.
     “Permitted Refinancing Indebtedness”: any Indebtedness of the Borrower, or, from and after the Transactions Date, Holdings, or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are substantially concurrently used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Borrower, or, from and after the Transactions Date, Holdings, or any of its Restricted Subsidiaries (other than intercompany Indebtedness) permitted hereunder; provided that:
     (1) the obligor(s) in respect of such Permitted Refinancing Indebtedness are the same as the obligor(s) with the respect to the indebtedness being so extended, refinanced, renewed, replaced, defeased or refunded and the amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness (the “Refinanced Indebtedness”) so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any premium reasonably determined in accordance with the terms of such Refinanced Indebtedness or otherwise acceptable to the Administrative Agent and necessary to accomplish such refinancing and such reasonable expenses Incurred in connection therewith);
     (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity (determined in each case exclusive of de minimus scheduled payment amounts) of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and
     (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable, taken as a whole, to the Administrative

Agent and the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.
     “Permitted Subordinated Indebtedness”: Indebtedness of the Borrower, or, from and after the Transactions Date, Holdings, (a) that is subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent it being agreed that customary high yield subordination terms prevailing in May 2007 (including, without limitation, (a) interest payment blockers with respect to payment defaults and covenant defaults and (b) turnover provisions, in each case, that were customary in high yield subordination terms prevailing in May 2007) shall be deemed to be so acceptable), (b) that shall not have any scheduled principal payments due (other than de minimus scheduled payment amounts) or mature or otherwise be mandatorily redeemable or redeemable at the option of the holders thereof (except upon asset sale, insurance recovery events or change of control events to the extent such redemptions are subject to compliance with the Loan Documents) prior to the date that is one year after the Maturity Date and (c) the Weighted Average Life to Maturity of such Indebtedness at the time such Indebtedness is incurred shall be at least one year greater than the Weighted Average Life to Maturity of the Loans at such time.
     “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
     “PIK Interest”: as defined in Section 2.8(e).
     “PIK Payment Date”: as defined in Section 2.17(c).
     “Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or, solely with respect to employee benefit plans that are subject to Title IV of ERISA, a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Pledged Subsidiary”: a Restricted Subsidiary the Capital Stock of which is required to be pledged to secure the Obligations pursuant to the terms of this Agreement.
     “Preferred Stock”: with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.
     “Properties”: as defined in Section 4.15(a).
     “Public Company”: as defined in Section 6.1.

     “Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim (other than in respect of business interruption insurance) or any condemnation proceeding relating to any asset of the Borrower and of its Restricted Subsidiaries that yields gross proceeds to the Borrower or any of its Restricted Subsidiaries in excess of $2,000,000.
     “Reference Date”: March 1, 2007.
     “Register”: as defined in Section 10.6(b).
     “Regulation U”: Regulation U of the Board as in effect from time to time.
     “Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Proceeds received by the Borrower or, from and after the Transactions Date, Holdings, and its Restricted Subsidiaries in connection therewith that are not applied to prepay the Loans pursuant to Section 2.5, as applicable, as a result of the delivery of a Reinvestment Notice.
     “Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower or, from and after the Transactions Date, Holdings, has delivered a Reinvestment Notice.
     “Reinvestment Notice”: a written notice executed by a Responsible Officer stating that the Borrower or, from and after the Transactions Date, Holdings, (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Proceeds of an Asset Sale or Recovery Event to acquire or repair Replacement Assets.
     “Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair Replacement Assets.
     “Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event and (b) the date on which the Borrower or, from and after the Transactions Date, Holdings, shall have determined not to acquire or repair Replacement Assets with all or any portion of the relevant Reinvestment Deferred Amount.
     “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
     “Replacement Assets”: (1) non-current assets (including any such assets acquired by capital expenditures) that shall be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that shall become on the date of acquisition thereof a Material Domestic Restricted Subsidiary of the Borrower or, from and after the Transactions Date, Holdings; provided, that, in respect of any Designated Spectrum (including FCC License Rights, Spectrum Leases or Wireless Communications Systems), including Capital Stock in entities owning such Designated Spectrum (including FCC License Rights, Spectrum Leases and Wireless Communications Systems), Replacement Assets shall only consist of (A) substitute, replacement or other comparable FCC Licenses, Spectrum Leases and Wireless Communications Systems and Capital Stock in entities owning any FCC License Rights, Spectrum Leases and Wireless Communications Systems, which in each case, when taken as a whole, are at least of equivalent fair market value to the fair market value of such assets that were the subject of such Asset Sale or (B) equipment that may be used in constructing or expanding any Wireless Communications Systems or providing services over Wireless Communications Systems, which in either case under the preceding clauses (A) and (B) are, or upon acquisition will become, subject to a valid perfected first priority Lien in favor of the Collateral Agent under the Guarantee and Collateral Agreement to the same extent as the assets so replaced).
     “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, ..28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
     “Required Lenders”: at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans (determined without giving effect to any Term Loans held by Sprint or its Affiliates).
     “Requirement of Law”: as to any Person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Responsible Officer”: the Chairman or any Co-Chairman of the Board, any Vice Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, the Chief Financial Officer or the General Counsel.
     “Restatement Effective Date”: the date on which the conditions precedent set forth in Section 5.1 shall be satisfied, which date is November 21, 2008.
     “Restricted Payments”: as defined in Section 7.6.
     “Restricted Subsidiary”: with respect to any Person, any Subsidiary of such Person that is not an Unrestricted Subsidiary. After the Transactions Date, the Co-Borrowers shall be deemed to be Restricted Subsidiaries of Holdings for all purposes of this Agreement.

     “Sale and Leaseback Transaction”: with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or otherwise transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.
     “SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
     “Second Lien Debt”: (i) Indebtedness of the Borrower under a second lien credit facility to be provided by certain parties (including such parties’ Affiliates and successors and assigns) to the Transactions Agreement and Plan of Merger, and Permitted Refinancing Indebtedness thereof and (ii) guarantees by the Guarantors of such Indebtedness.
     “Second Step Up”: as defined in the definition of the term “Applicable Margin.”
     “Secured Note” has the meaning set forth in Section 2.18.
     “Security Documents”: the collective reference to the Guarantee and Collateral Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
     “Senior Debt”: has the meaning set forth in Section 11.1.
     “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
     “Sole Lead Arranger”: Morgan Stanley Senior Funding, Inc.
     “Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, determined on a going concern basis as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person, determined on a going concern basis, will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
     “Specified Swap Agreement”: any Swap Agreement entered into by the Borrower or any Guarantor and any Lender or Agent (or affiliate of either thereof) at the time such Swap Agreement was entered into in respect of interest or exchange rates.
     “Specified Unrestricted Subsidiary”: any Unrestricted Subsidiary with any Indebtedness with respect to which a default by such Unrestricted Subsidiary would permit, whether or not upon notice, lapse of time or both, any holder of any other Indebtedness of the Borrower, or, from and after the Transactions Date, Holdings, or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its Stated Maturity.
     “Spectrum Entities”: each Loan Party that at any time holds any FCC License Rights or Replacement Assets in respect thereof that constitute Designated Spectrum.
     “Spectrum Lease”: any lease, license, agreement or other arrangement pursuant to which the Borrower, or, from and after the Transactions Date, Holdings, or any Restricted Subsidiary leases, licenses or otherwise acquires or obtains any rights, whether exclusive or non-exclusive, with respect to any FCC License, to which the Borrower or, from and after the Transactions Date, Holdings, or any Restricted Subsidiary is now or may hereafter become a party, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.
     “Sprint”: Sprint Nextel Corporation.
     “Sprint Lenders”: Lenders that are Sprint or any of its Affiliates.
     “Sprint Reimbursement Amount Prepayment” as defined in Section 2.11(b).
     “Stated Maturity”: with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness (including as a result of any mandatory repurchase or redemption in accordance with the terms thereof) as of the date of this Agreement, or for Indebtedness Incurred after the date of this Agreement, the documentation governing such Indebtedness when Incurred, in each case giving effect to any amendments to such documentation to the extent approved by the Administrative Agent.

     “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower, or, from and after the Transactions Date, Holdings.
     “Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower, or, from and after the Transactions Date, Holdings, or any of its Subsidiaries shall be a “Swap Agreement”.
     “Syndication Agent”: as defined in the preamble hereto.
     “Term Loans” or “Loans”: shall mean the collective reference to (i) the Existing Term Loans acquired or maintained by a Lender on the Restatement Effective Date pursuant to Section 2.1, and (ii) the Incremental Sprint Term Loan.
     “Third Step Up”: as defined in the definition of the term “Applicable Margin.”
     “Transaction Agreement and Plan of Merger”: the Transaction Agreement and Plan of Merger, dated as of May 7, 2008, among the Borrower, Sprint Nextel Corporation, Comcast Corporation, Time Warner Cable Inc., Bright House Networks, LLC, Google Inc., and Intel Corporation, as amended, restated, waived or otherwise modified from time to time.
     “Transactions”: the collective reference to the transactions contemplated by the Transaction Agreement and Plan of Merger.
     “Transactions Date”: the date of the consummation of the Transactions.
     “Transferee”: any Assignee or Participant.
     “Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

     “UCC” means the Uniform Commercial Code as in effect from time to time in any applicable state or jurisdiction.
     “United States”: the United States of America.
     “Unrestricted Subsidiary”: (i) each of the Clearwire International Entities and (ii) any other Subsidiary of the Borrower, or, from and after the Transactions Date, Holdings, that is designated by a Responsible Officer as an Unrestricted Subsidiary within a reasonable period of time after formation or acquisition of such Subsidiary, but only if such other Subsidiary:
     (1) has no Indebtedness other than Non-Recourse Debt;
     (2) is a Person with respect to which neither the Borrower, Holdings, nor any of their respective Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Capital Stock or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, except, in each case, to the extent any resulting Investment would be permitted under Section 7.6; and
     (3) is not a Loan Party.
     “Voting Stock”: any class or classes of Capital Stock pursuant to which the holders of such Capital Stock under ordinary circumstances have the power to vote in the election of the board of directors, managers or trustees of any Person or other Persons performing similar functions irrespective of whether or not, at the time, Capital Stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.
     “Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing:
     (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that shall elapse between such date and the making of such payment; by
     (2) the then outstanding principal amount of such Indebtedness.
     “Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

     “Wireless Communications System”: any system to provide telecommunications services, including, without limitation, specialized mobile radio system, radio paging system, mobile telephone system, cellular radio telecommunications system, conventional mobile telephone system, personal communications system, EBS/ITFS-based system or BRS/MDS/MMDS-based system, data transmission system or any other paging, mobile telephone, radio, microwave, communications, broadband or data transmission system.
     1.2. Other Definitional Provisions
          (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests, Spectrum Leases and contract rights, and (iv) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.
          (c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
SECTION 2. AMOUNT AND TERMS OF COMMITMENTS
     2.1. Commitments
          (a) Each Lender having a Commitment agrees to maintain Existing Term Loans on the Restatement Effective Date such that the aggregate principal amount of Term Loans held by such Lender (after giving effect thereto) shall not exceed its Commitment.
     2.2. [Intentionally Omitted]

     2.3. Repayment of Loans. The Term Loan of each Lender shall be payable in quarterly installments on each December 31, March 31, June 30 and September 30 (each an “Installment Date”) of each year during the term of the Agreement, commencing on December 31, 2008, each of which shall be in an amount equal to such Lender’s Term Loan Percentage multiplied by the amount set forth below opposite such installment:

Installment	Principal Amount
December 31, 2008	3,125,000
March 31, 2009	3,125,000
June 30, 2009	3,125,000
September 30, 2009	3,125,000
December 31, 2009	3,125,000
March 31, 2010	3,125,000
June 30, 2010	3,125,000
September 30, 2010	3,125,000
December 31, 2010	3,125,000
March 31, 2011	3,125,000
June 30, 2011	3,125,000
September 30, 2011	3,125,000
December 31, 2011	3,125,000
March 31, 2012	3,125,000
Maturity Date	1,193,250,000
     ; provided that the aggregate principal amount of the Term Loans outstanding on the Maturity Date (including for the avoidance of doubt, the increase, if any, to the outstanding principal amount on any Interest Payment Date, PIK Payment Date and the Lender Fee Date due to the application of Sections 2.8(e), 2.17(c) and 2.17(d), as applicable) shall be payable on the Maturity Date; provided further that in the event the Incremental Sprint Term Loan is made, the Incremental Sprint Term Loan shall be repaid on each Installment Date occurring after the date such Incremental Sprint Term Loan is made in an amount equal to (i) the aggregate amount of the Incremental Sprint Term Loan as of the date the Incremental Sprint Term Loan is made multiplied by (ii) 0.25%; provided further that the aggregate amount of the Incremental Sprint Term Loan outstanding on the Maturity Date (including, for the avoidance of doubt, the increase, if any, to the outstanding principal amount on any Interest Payment Date, PIK Payment Date and the Lender Fee Date due to the application of Sections 2.8(e), 2.17(c) and 2.17(d), as applicable) shall be payable on the Maturity Date. Payments with respect to the Term Loans outstanding on the Restatement Effective Date and the Sprint Incremental Term Loan shall be payable to the Lenders on a pro rata basis pursuant to the provisions set forth in Section 2.11(b).
     2.4. Optional Prepayments.

          (a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium (except as provided in paragraph (b) below) or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.14. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.
          (b) Each optional prepayment of Loans made after the first anniversary of the Initial Closing Date and on or prior to July 3, 2009 shall be accompanied by a prepayment premium of 1.0% of the principal amount of such prepayment.
     2.5. Mandatory Prepayments.
          (a) If on any date the Borrower or, from and after the Transactions Date, Holdings, or any Restricted Subsidiary shall receive Net Proceeds from any Asset Sale or Recovery Event, then, unless a Reinvestment Notice in respect of (i) the Net Proceeds of Asset Sales that are less than or equal to $25,000,000 in the aggregate during the term of this Agreement, (ii) an Asset Sale of any of the Clearwire International Entities or their assets or (iii) any Recovery Event is included in the first officer’s certificate required to be delivered after such date pursuant to Section 6.2(a), such Net Proceeds shall be applied on the date of delivery of such officer’s certificate toward the prepayment of the Loans as set forth in Section 2.11(b); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans.
          (b) Unless the Required Lenders shall otherwise agree, if, for any fiscal year of the Borrower or, from and after the Transactions Date, Holdings, commencing with the fiscal year ending December 31, 2008, there shall be Excess Cash Flow in excess of $5,000,000, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply an amount equal to 50% of such Excess Cash Flow towards the prepayment of the Loans as set forth in Section 2.11(b); provided, that any prepayments on the Loans pursuant to Section 2.4 made in any fiscal year of the Borrower shall reduce the amount of prepayments required to be made pursuant to this Section 2.5(b) on a dollar-for-dollar basis for such fiscal year. Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five days after the date on which the financial statements of the Borrower or, from and after the Transactions Date,

Holdings or the Public Company, referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders.
          (c) Unless the Required Lenders shall otherwise agree, if any Indebtedness shall be issued or incurred by the Borrower or, from and after the Transactions Date, Holdings, or any of its Subsidiaries (excluding any Indebtedness permitted to be incurred under Section 7.1 (other than Section 7.1(h))), an amount equal to 100% of the Net Proceeds thereof shall be applied by the Borrower on the date of such issuance or incurrence toward the prepayment of the Loans as set forth in Section 2.11(b).
     2.6. Conversion and Continuation Options.
          (a) Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
          (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
     2.7. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of

$1,000,000 in excess thereof and (b) no more than five Eurodollar Tranches shall be outstanding at any one time.
     2.8. Interest Rates and Payment Dates.
          (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.
          (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.
          (c) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, and (ii) if all or a portion of any interest payable on any Loan or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non payment until such amount is paid in full (as well after as before judgment).
          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.
          (e) On each Interest Payment Date, at the election of the Borrower, accrued interest expense resulting from the First Step Up, the Second Step Up and the Third Step Up, if any, will be payable either (A) in cash or (B) in kind (“PIK Interest”). PIK Interest payable to each Lender on any Interest Payment Date shall be added to the principal amount of the Loan of such Lender in arrears on such Interest Payment Date and such increased principal amount of the Loan shall thereafter bear interest at the rate then accruing on the principal amount of the Loan as provided in Section 2.8 and shall thereafter be treated in all respects as outstanding principal of the Term Loan. Accrued PIK Interest on the Loans shall be payable in cash on the date the principal of the Loans becomes due and payable in full, whether on the Maturity Date of the Term Loan, or upon earlier prepayment, acceleration or otherwise. The Administrative Agent’s determination of the principal amount of the Loans outstanding at any time shall be conclusive and binding, absent manifest error.
     2.9. Computation of Interest and Fees.
          (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.
          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.8(a).
     2.10. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
          (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
          (b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified to the Borrower by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given, (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.
     2.11. Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder shall be made pro rata according to the respective Percentages of the Lenders.
          (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans (other than any assignment made pursuant to Section 10.6(g)) shall, subject to the terms of Section 11, be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders; provided, that, the Incremental Sprint Term Loan may be reduced in accordance with Section 1.2 of the Transaction Agreement and Plan of Merger (any such reduction, a “Sprint Reimbursement Amount Prepayment”). The amount of each principal prepayment of the Loans shall be applied to reduce the then remaining installments of the Loans being prepaid in reverse order of maturity. Amounts prepaid on account of the Loans may not be reborrowed. The application of any payment of Loans (including optional and mandatory prepayments) shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Notwithstanding the foregoing, if the amount of any prepayment of Loans shall be in excess of the amount of the Base Rate Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding Base Rate Loans shall be immediately prepaid and, at the election of the Borrower, the Excess Amount shall be deposited in an escrow account on terms reasonably satisfactory to the Administrative Agent and the Borrower and applied to the prepayment of Eurodollar Loans on the last day of the then next expiring Interest Period for Eurodollar Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount (and any returns on investment relating thereto) shall have been used in full to repay such Loans and (ii) at any time while a Event of Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount.
          (c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
          (d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower.
          (e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
     2.12. Requirements of Law.
          (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Initial Closing Date:
          (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.13 and changes in the rate of tax on the overall net income or franchise of such Lender) it being understood and agreed that, in the case of any non U.S. Lender that does not comply with Section 2.13(d), this clause (i) shall not apply to the extent that such tax is attributable to such failure to comply with Section 2.13(d);
          (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or
          (iii) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining

Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Initial Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
          (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The Borrower shall pay the amounts due pursuant to this Section 2.12 within ten Business Days of its receipt of the Certificate delivered by the applicable Lender pursuant to the preceding sentence. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
     2.13. Taxes.
          (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes (including branch profit taxes) and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to the Administrative Agent or any Lender with respect to any Non-Excluded Taxes (i) that are attributable to the Administrative Agent or such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to the Administrative Agent or such Lender at the time the Administrative Agent or such Lender becomes a party to this Agreement, except to the extent that the Administrative Agent or such Lender’s assignor (if any) was entitled, at the time it becomes a party to this Agreement, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.
          (b) In addition, to the extent permitted under applicable law, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law. To the extent the Borrower is not permitted to pay such Other Taxes, the applicable Lender shall pay, and the Borrower shall promptly reimburse the applicable Lender for, such Other Taxes.
          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, evidence of such payment reasonably acceptable to the Administrative Agent. If the Borrower fails to withhold any Non-Excluded Taxes or to pay Other Taxes when due to the appropriate taxing authority, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties (other than those resulting from the gross negligence or willful misconduct of the Administrative Agent or any Lender) that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          (d) The Administrative Agent (if it is a “U.S. person”, as defined in Section 7701(a)(30) of the Code (a “U.S. Person”)) and each Lender or Transferee that is a U.S. Person (a “U.S. Lender”), other than a U.S. Lender that is treated as an “exempt recipient” under Treasury Regulation Section 1.6049-4(c) without the need for supporting documentation, and with respect to which no withholding is required, shall, in the case of the Administrative Agent and each U.S. Lender that is a signatory hereto, on or prior to the date of execution of this Agreement and, in the case of a Transferee, on or prior to the date of the assignment or sale of a participation, provide to the Borrower two complete copies of Internal Revenue Service Form W-9 or any successor form. The Administrative Agent (if it is not a U.S. Person), and each Lender or Transferee that is not a U.S. Person (a “Non U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F and a Form W-8BEN or Form W-81MY (including all relevant attachments), or any subsequent versions thereof or successors thereto, in each case, properly completed and duly executed by such Non U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non U.S. Lender is not legally able to deliver.
          (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.
          (f) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.13, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.13 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
     2.14. Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
     2.15. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.12 or 2.13(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Sections 2.12 or 2.13(a).
     2.16. Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Sections 2.12 or 2.13(a) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.15 so as to eliminate the continued need for payment of amounts owing pursuant to Sections 2.12 or 2.13(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.14 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Sections 2.12 or 2.13(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
     2.17. Fees.
          (a) The Borrower agrees to pay to the Agents, the Arrangers and Lenders the fees (if any) in the amounts and on the dates from time to time agreed to in writing by the Borrower, the Agents, the Arrangers and the Lenders.
          (b) On the day after the Transactions Date, the Borrower will pay to the Lenders that executed and delivered this Agreement to the Administrative Agent on or prior to 8:00 AM, Eastern Standard Time, on Thursday, November 20, 2008 (the “Consenting Lenders”) a fee (the “Amendment Fee”) in an aggregate amount equal to $50,000,000, which shall be shared ratably based on the outstanding amount of each Consenting Lender’s Term Loans on November 20, 2008. The Amendment Fee shall be fully earned on the Restatement Effective Date. For the avoidance of doubt, none of the Sprint Lenders shall be entitled to receive any portion of the Amendment Fee.
          (c) (i) If the Transactions Date has occurred on or before May 31, 2009, on the two year anniversary of the Transactions Date or (ii) otherwise, on November 30, 2009 (either such date, the “PIK Payment Date”), the Borrower will pay to the Lenders a fee (the “Transactions Date Fee”) in an amount equal to 4.00% of the outstanding principal amount of the Term Loans on the PIK Payment Date, which fee shall be paid in kind by capitalizing the amount of the Transactions Date Fee as of the PIK Payment Date and adding it to the outstanding principal amount of the Term Loan of each Lender, effective as of the PIK Payment Date. The Transactions Date Fee shall be earned, due and payable when due.
          (d) If (i) the Transactions Date has not occurred on or prior to May 31, 2009 or (ii) the Transaction Agreement and Plan of Merger is terminated on or prior to May 31, 2009, the Borrower will pay to the Lenders a fee (the “Lender Fee”) in an amount equal to 6.00% of the outstanding principal amount of the Term Loans on the earlier to occur of (i) May 31, 2009 and (ii) the date on which the Transaction Agreement and Plan of Merger has been terminated (the “Lender Fee Date”), which fee shall be paid in kind by capitalizing the amount of the Lender Fee as of the Lender Fee Date and adding it to the outstanding principal amount of the

Term Loan of each Lender, effective as of the Lender Fee Date. The Lender Fee shall be earned, due and payable when due.
          (e) If (i) the Transactions Date has not occurred on or prior to May 31, 2009 or (ii) the Transaction Agreement and Plan or Merger is terminated on or prior to May 31, 2009, the Borrower will pay to the Lenders a fee (the “Annual Fee”) on December 31, 2010 and on December 31, 2011, in a cash amount equal to 4.00% of the outstanding principal amount of the Term Loans on such date. The Annual Fee will be earned, due and payable when due. The Annual Fee shall be paid in immediately available funds.
     2.18. Increases in Term Loans. Subject to the terms and conditions set forth herein, the Borrower and Holdings may at any time after the Transactions Date, by notice to the Administrative Agent, request to add an additional tranche of term loans (the “Incremental Sprint Term Loan”) to be provided by Sprint. The Incremental Sprint Term Loan (a) shall be in an aggregate principal amount not exceeding the amount of the Secured Note as specified, and defined, in Section 1.2(b) of the Transaction Agreement and Plan of Merger (the “Secured Note”), (b) subject to the terms of Section 11, shall rank pari passu in right of payment and right of security in respect of the Collateral with the other Loans and Commitments, (c) shall be treated the same as the Loans with respect to mandatory and optional prepayments, (d) shall be subject to the same terms and conditions as are applicable to the Loans, (e) shall have a final maturity and Weighted Average Life to Maturity equal to, as the case may be, the Maturity Date and Weighted Average Life to Maturity of the Loans and (f) shall have an Applicable Margin equal to the Applicable Margin then applicable to the Facility. The Incremental Sprint Term Loan shall become effective pursuant to an amendment (an “Incremental Sprint Term Loan Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, Holdings, Sprint and the Administrative Agent, together with closing certificates and legal opinions with respect to the Incremental Sprint Term Loan comparable to those provided on the Initial Closing Date. The Incremental Sprint Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.18.
     2.19. Restructuring. Notwithstanding anything to the contrary contained herein, on the Transactions Date, this Agreement and the other Loan Documents shall, without the consent of any Agent, any Lender or any Loan Party, be amended as follows: (i) all obligations of Clearwire Corporation as Borrower shall be assumed on a joint and several basis by two newly-formed entities, one of which shall directly or indirectly hold all of the assets (including all spectrum and the licenses associated therewith) that as of the Transaction Date are directly or indirectly held by Clearwire Corporation, and the second of which shall directly or indirectly hold all of the Sprint Assets (including the spectrum and licenses associated therewith) as defined in the Transaction Agreement and Plan of Merger, such entities shall become co-borrowers (in such capacity, the “Co-Borrowers”) under this Agreement and from and after such time the term “Borrower” in the Loan Documents shall be deemed to refer to both of the Co-Borrowers, (ii) NewCo (as defined in the Transaction Agreement and Plan of Merger), currently known as New

Clearwire Corporation, shall have no obligation under the Loan Documents, (iii) the Obligations shall be guaranteed by the direct holding company of the Co-Borrowers, NewCo LLC (as defined in the Transaction Agreement and Plan of Merger), currently known as Clearwire Communications LLC (“Holdings”), (iv) Holdings shall grant security interests in all of its property, whether then owned or subsequently acquired, including the Capital Stock of the Co-Borrowers, except to the extent such property is of a type not required to be pledged under the Loan Documents and (v) the Co-Borrowers, each of their Material Domestic Restricted Subsidiaries and each Spectrum Entity, to the extent they have not previously done so, shall (in the case of any such Material Domestic Restricted Subsidiary or Spectrum Entity) become a Guarantor and grant security interests in all of their respective property, except to the extent such property is of a type not required to be pledged under the Loan Documents. All of the foregoing amendments shall be effected through documentation reasonably satisfactory to the Administrative Agent, including, assumption and release documentation in respect of the Obligations of the Co-Borrowers and Clearwire Corporation, such amendments and accessions to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to provide for the guarantees described above and to grant to the Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest in the assets described above, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law, the delivery to the Collateral Agent of any certificates representing the Capital Stock of any such pledged entity (along with accompanying undated stock powers), the delivery to the Collateral Agent of a certificate of each such entity, substantially in the form of Exhibit C, with appropriate insertions and attachments, and the delivery to the Administrative Agent of legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. The Administrative Agent and the Co-Borrowers shall without the consent of any of the Lenders be entitled to enter into further amendments to the Loan Documents incidental or ancillary to, or in furtherance of, any of the foregoing matters set forth in this Section 2.19.
SECTION 3. [RESERVED]
SECTION 4. REPRESENTATIONS AND WARRANTIES
     To induce the Administrative Agent and the Lenders to enter into this Agreement, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:
     4.1. Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except where the failure to be in good standing could not reasonably be expected to have a Material Adverse Effect, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification (except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect) and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
     4.2. No Change. Since June 30, 2008, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect, except for any development or event resulting from or arising in connection with any change generally affecting United States or global economic conditions or financial, banking or securities markets.
     4.3. Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No material consent or authorization of, filing with, notice to or other material act by or in respect of, any Governmental Authority or any other Person is required in connection with the Loans hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.17. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
     4.4. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents or liens permitted under Section 7.2).
     4.5. Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened in writing by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) that could reasonably be expected to have a Material Adverse Effect.
     4.6. No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

     4.7. Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in or right to use all its other property except as could not reasonably be expected to have a Material Adverse Effect, and none of such property is subject to any Lien except as permitted by Section 7.2.
     4.8. Intellectual Property. Except as set forth on Schedule 4.9, each Group Member owns, or has the right to use, all material Intellectual Property necessary for the conduct of its business as currently conducted. Except as could not reasonably be expected to have a Material Adverse Effect, no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or enforceability of any Intellectual Property. The use of Intellectual Property by each Group Member does not infringe on the rights of any Person except as could not reasonably be expected to have a Material Adverse Effect.
     4.9. Taxes. Except as could not reasonably be expected to have a Material Adverse Effect, each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed (after giving effect to all extensions) and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any amounts the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.
     4.10. Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
     4.11. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.
     4.12. ERISA. No material Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund each such Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.
     4.13. Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.
     4.14. Subsidiaries. As of the Restatement Effective Date, (a) Schedule 4.14 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Pledged Subsidiary, except as created by the Loan Documents.
     4.15. Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
          (a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;
          (b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;
          (c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;
          (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;
          (e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;
          (f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and
          (g) no Group Member has assumed any liability of any other Person under Environmental Laws.
This Section 4.15 contains the sole and exclusive representations and warranties of the Borrower with respect to any Environmental Law.
     4.16. Accuracy of Information, etc. No statement or information (excluding any projections and pro forma financial information) contained in any document, certificate or written statement relating to the Group Members furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, prior to the date hereof for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading at the time made in light of the circumstances under which they were made. The projections and pro forma financial information contained in the materials referenced above are based upon good faith assumptions believed by the Borrower to be reasonable at the time made in light of circumstances under which such assumptions were made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

     4.17. Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof (to the extent such matter is governed by the law of the United States or a jurisdiction therein). In the case of the Pledged Stock described in the Guarantee and Collateral Agreement in which a security interest may be perfected by the filing of a financing statement (or through filings with the United States Patent and Trademark Office and United States Copyright Office with respect to Intellectual Property), when stock certificates representing such Pledged Stock are delivered to the Collateral Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.17 in appropriate form are filed in the offices specified on Schedule 4.17, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof (subject to the provisions of Section 9-315 of the New York Uniform Commercial Code), as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.2) (to the extent such matter is governed by the law of the United States or a jurisdiction therein).
SECTION 5. CONDITIONS PRECEDENT
     5.1. Conditions. The effectiveness of this Agreement on the Restatement Effective Date is subject to the satisfaction of the following conditions precedent:
          (a) Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrower, each Person listed on Schedule 1.1E and the Required Lenders and (ii) a reaffirmation, satisfactory to the Administrative Agent, with respect to each Security Document, executed and delivered by each Loan Party thereto.
          (b) Closing Certificate. On or prior to the Restatement Effective Date, the Administrative Agent shall have received a certificate of each Loan Party, dated the Restatement Effective Date, substantially in the form of Exhibit C, attaching appropriate director or equivalent governing body resolutions approving this Agreement.
          (c) Fees. The Lenders and the Administrative Agent shall have received all fees and expenses required to be paid by the Borrower, and for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Restatement Effective Date.
          (d) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date.

          (e) No Default. On the Restatement Effective Date, no Default or Event of Default shall have occurred and be continuing on such date.
SECTION 6. AFFIRMATIVE COVENANTS
     The Borrower (and from and after the Transactions Date, Holdings), hereby agrees that, so long as any Loan or other amount is owing to any Lender or the Administrative Agent hereunder or any Commitment remains outstanding, the Borrower (and from and after the Transactions Date, Holdings), shall and shall cause each of its Restricted Subsidiaries to:
     6.1. Financial Statements. Furnish to the Administrative Agent:
          (a) as soon as available, but in any event within 90 days (or with respect to the first fiscal year ending after the Transactions Date, 120 days) after the end of each fiscal year of the Borrower (or, from and after the Transactions Date, Holdings), a copy of the audited consolidated balance sheet of the Borrower (or, from and after the Transactions Date, Holdings) and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, which shall be required, after the Transactions Date, to be reported on without a “going concern” or like qualification or exception, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing; and
          (b) as soon as available, but in any event not later than 45 days (or, until the first quarterly period ending after the six month anniversary of the Transactions Date, 75 days) after the end of each of the first three quarterly periods of each fiscal year of the Borrower (or, from and after the Transactions Date, Holdings), the unaudited consolidated balance sheet of the Borrower (or, from and after the Transactions Date, Holdings) and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year end audit adjustments and absence of footnotes).
     All such financial statements shall be prepared in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein and in the case of unaudited financial statements, subject to year end adjustments and the absence of footnotes) consistently throughout the periods reflected therein and with prior periods; provided, further, that the Borrower shall be deemed to have satisfied its obligations under each of (a) and (b) above if it files such information with the SEC (if the SEC will accept such filing) or otherwise makes such financial statements and other information available on or through its web site. After the Transactions Date, if the only assets of the publicly traded holding company of Holdings and the Borrower (the “Public Company”) are the Capital Stock of Holdings, cash and Cash Equivalents and immaterial assets related to such ownership, then all such financial statements required to be delivered pursuant to Section 6.1, and related deliveries under Section 6.2(c), shall be prepared for such Public Company and its consolidated Subsidiaries.
     6.2. Certificates; Other Information. Furnish to the Administrative Agent:
          (a) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer‘s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any material issuances, registrations or applications for registration of Intellectual Property acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (ii) (or, in the case of the first such report so delivered, since the Restatement Effective Date);
          (b) as soon as available, and in any event no later than 90 days (or with respect to the first fiscal year ending after the Transactions Date, 120 days) after the end of each fiscal year of the Borrower (or, from and after the Transactions Date, Holdings), a consolidated budget for the following fiscal year, and, as soon as available, significant revisions, if any, of such budget with respect to such fiscal year;
          (c) within 45 days (or, until the first quarterly period ending after the six month anniversary of the Transactions Date, 75 days) after the end of the first three quarterly periods of each fiscal year of the Borrower (or, from and after the Transactions Date, Holdings), a narrative discussion and analysis of the financial condition and results of operations of the Borrower (or, from and after the Transactions Date, Holdings) and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter; provided, that the foregoing shall be satisfied if such narrative discussion and analysis is substantially equivalent to that the Borrower (or, from and after the Transactions Date, Holdings) would be required to file with the Commission in a Quarterly Report on Form 10-Q and if it files such information with the SEC (if the SEC will accept such filing) or otherwise makes such information available on or through its web site;
          (d) within five Business Days (or, until the six month anniversary of the Transactions Date, 35 days) after the same are sent, copies of all financial statements and reports the Borrower (or, from and after the Transactions Date, Holdings) sends to the holders of any class of its debt securities or public equity securities not previously delivered to the Administrative Agent; provided, that the foregoing shall be satisfied if it files such information with the SEC (if the SEC will accept such filing) or otherwise makes such information available on or through its web site; and

          (e) promptly, such additional financial and other information as any Lender may from time to time reasonably request through the Administrative Agent, subject to any limitations under applicable securities laws.
     6.3. Payment of Obligations. Except as could not reasonably be expected to have a Material Adverse Effect, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or, from and after the Transactions Date, Holdings, or the relevant Restricted Subsidiary, as applicable.
     6.4. Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.7 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
     6.5. Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in substantially the same condition as of the date hereof, ordinary wear and tear excepted and dispositions permitted hereunder and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.
     6.6. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and accounts in which full, true and correct entries in all material respects shall be made of all dealings and transactions in relation to its business and activities and (b) upon reasonable prior notice and during Borrower‘s normal business hours, permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired but collectively no more frequently than once per fiscal year unless a Default or an Event of Default exists, and to discuss the business, operations, properties and financial and other condition of Holdings, the Borrower and its Restricted Subsidiaries with officers and employees of the Borrower and its Restricted Subsidiaries and with their independent certified public accountants, in each case with a Responsible Officer present.
     6.7. Notices. Promptly give notice to the Administrative Agent of:
          (a) the occurrence of any Default or Event of Default;

          (b) any (i) default or event of default under any Contractual Obligation of the Borrower or, from and after the Transactions Date, Holdings, or any Restricted Subsidiary or (ii) litigation, investigation or proceeding known to the Borrower or, from and after the Transactions Date, Holdings, or any Restricted Subsidiary that may exist at any time between the Borrower or, from and after the Transactions Date, Holdings, or any Restricted Subsidiary and any Governmental Authority, that in either case could reasonably be expected to have a Material Adverse Effect;
          (c) any litigation or proceeding affecting the Borrower or, from and after the Transactions Date, Holdings, or any Restricted Subsidiary (i) in which the amount involved is $25,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought and which could reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;
          (d) the following events, as soon as possible and in any event within 30 days (or, until the six month anniversary of the Transactions Date, 60 days) after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the non standard termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and
          (e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
     Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Restricted Subsidiary, as applicable, proposes to take with respect thereto.
     6.8. Environmental Laws.
          (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, in each of the foregoing cases where failure to do so could reasonably be expected to have a Material Adverse Effect.
          (b) Conduct and complete in all material respects all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all material and lawful written orders and directives of all Governmental Authorities regarding Environmental Laws, in each of the foregoing cases where failure to do so could reasonably be expected to have a Material Adverse Effect.
     6.9. Additional Collateral, etc.
          (a) With respect to any property acquired after the Restatement Effective Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below and (y) any property subject to a Lien expressly permitted by Sections 7.2(2)(B) or 7.2(2)(C)) as to which the Collateral Agent, for the benefit of the Lenders, does not have a perfected Lien, to the extent required pursuant to the Guarantee and Collateral Agreement, promptly (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent deems reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent (to the extent perfection may be achieved by such actions under the laws of the United States or a jurisdiction thereof); provided that in no event shall any Loan Party be required to perfect any Lien by means other than the delivery of share certificates or the making of filings, registrations or recordings required for perfection under the laws of the United States or any jurisdiction thereof other than as required pursuant to Section 7.4.
          (b) With respect to any new Material Domestic Restricted Subsidiary or Spectrum Entity created or acquired after the Restatement Effective Date by (and which is a direct Subsidiary of) any Loan Party (it being understood that this paragraph (b) shall also apply, without limitation, to (w) any existing Subsidiary which becomes a Material Domestic Restricted Subsidiary upon ceasing to be a Foreign Subsidiary, ceasing to be an Immaterial Subsidiary, ceasing to be an Unrestricted Subsidiary and/or being designated as such by written notice to the Administrative Agent, (x) any existing Subsidiary that becomes a Spectrum Entity and (y) any new or existing Material Domestic Restricted Subsidiary), promptly (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such Subsidiary that is owned by any Loan Party, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, if any, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such Subsidiary or Spectrum Entity (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such Subsidiary in accordance with the terms of the Guarantee and Collateral Agreement, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law and

(C) to deliver to the Collateral Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          (c) With respect to Clearwire International Entities listed on Schedule 6.9(c) (together, the “Clearwire International Guarantors”), within 90 days after the Restatement Effective Date (and with regard to any perfection requirements that may be required under the laws of the jurisdictions of organization where each Clearwire International Guarantor is located as set forth below, as such period may be extended by the Administrative Agent) (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of each Clearwire International Guarantor under the laws of the State of New York and, to the maximum extent permitted by applicable law, under the laws of the jurisdictions of organization where each Clearwire International Guarantor is located, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, if any, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the pledgor of such Capital Stock, and (iii) cause each Clearwire International Guarantor to the maximum extent permitted by applicable law (A) to become a party to the Guarantee and Collateral Agreement for purposes of becoming a Guarantor and for purposes of effecting the security interest in such Capital Stock as set forth above, (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Lenders a perfected first priority security interest in such Capital Stock in accordance with the terms of the Guarantee and Collateral Agreement, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law and (C) to deliver to the Administrative Agent a certificate of such Clearwire International Guarantor, substantially in the form of Exhibit C, with appropriate insertions and attachments; provided, that, no Clearwire International Guarantor (other than Clearwire International) shall be required to grant a security interest in any of its assets (other than the pledge by Clearwire International of the Capital Stock of the other Clearwire International Guarantors pursuant to clause (i) above).
          (d) With respect to any new Material Foreign Subsidiary (other than any Clearwire International Entity) created or acquired after the Restatement Effective Date by (and which is a direct Subsidiary of) any Loan Party), promptly (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as may be necessary or, in the opinion of the

Administrative Agent, desirable to perfect the Collateral Agent‘s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
     6.10. Ratings.
     The Borrower shall use commercially reasonable efforts to obtain a rating of the Term Loans from Moody‘s and S&P within eight weeks after the Transactions Date.
     6.11. Cash Collateral.
          The Borrower (and from and after the Transactions Date, Holdings) shall not provide or grant any Person (other than the Administrative Agent on behalf of the Lenders) to whom any of the Loan Parties owe Indebtedness “control” (within the meaning of Articles 8 and 9 of the UCC) of any deposit account consisting of cash of the Borrower (and from and after the Transactions Date, Holdings) or any Restricted Subsidiary that is a Loan Party. The Borrower (and from and after the Transactions Date, Holdings) shall, and shall cause each Restricted Subsidiary that is a Guarantor to, provide the Administrative Agent with Deposit Account Control Agreements for (i) each deposit account listed on Schedule 6.11 within 90 days of the Restatement Effective Date, as such date may be extended by the Administrative Agent and (ii) each deposit account established after the Restatement Effective Date (excluding any (i) zero balance account and any tax, escrow, benefit, payroll, trust, and petty cash accounts, (ii) account that is regularly swept to a concentration account in respect of which a Deposit Account Control Agreement has been executed, (iii) deposit account with an average daily balance of less than $1,000,000; provided that the average daily balance of all such deposit accounts shall not exceed $10,000,000 in the aggregate and (iv) foreign accounts) by the Borrower (and from and after the Transactions Date, Holdings), or any Restricted Subsidiary that is a Guarantor within 5 Business Days after the establishment of such account, as such date may be extended by the Administrative Agent. Notwithstanding anything in this Section 6.11 to the contrary, if any deposit account of the Borrower (and from and after the Transactions Date, Holdings) or any of its Restricted Subsidiaries that is a Guarantor existing on the Restatement Effective Date that is not listed on Schedule 6.11 becomes a deposit account after the Restatement Effective Date in respect of which a Deposit Account Control Agreement would be required pursuant to the preceding sentence if such deposit account was established after the Restatement Effective Date, then the Borrower (and from and after the Transactions Date, Holdings) shall or shall cause such Restricted Subsidiary to provide the Administrative Agent with a Deposit Account Control Agreement for such deposit account within 90 days after such occurrence (which date may be extended by the Administrative Agent).

SECTION 7. NEGATIVE COVENANTS
     The Borrower (and from and after the Transactions Date, Holdings) hereby agrees that, so long as any Loan or other amount is owing to any Lender or the Administrative Agent hereunder or any Commitment remains outstanding, the Borrower (and from and after the Transactions Date, Holdings) shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly:
     7.1. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:
          (a) Indebtedness of any Loan Party pursuant to any Loan Document;
          (b) Indebtedness (including, without limitation, Capital Lease Obligations) of (i) the Borrower to any Subsidiary or any other Borrower or Holdings and of any Guarantor (other than any Spectrum Entity) to the Borrower or any other Subsidiary, (ii) any Spectrum Entity to the Borrower or any other Spectrum Entity and (iii) any Restricted Subsidiary that is not a Guarantor to the Borrower or any other Subsidiary (it being understood for the avoidance of doubt that all such Indebtedness pursuant to this paragraph (b) shall be subject to Section 7.6, as applicable (without limiting the generality thereof));
          (c) (i) Guarantees by the Borrower or any Guarantor (other than any Spectrum Entity) of Indebtedness of the Borrower or any Restricted Subsidiary to the extent such Indebtedness is otherwise permitted under this Section 7.1 and (ii) Guarantees by any Restricted Subsidiary that is not a Guarantor of Indebtedness of any Restricted Subsidiary that is not a Guarantor to the extent such Indebtedness is otherwise permitted under this Section 7.1;
          (d) Indebtedness outstanding on the Initial Closing Date and listed on Schedule 7.1(d) and any Permitted Refinancing Indebtedness in respect thereof;
          (e) Indebtedness (including, without limitation, Capital Lease Obligations) of the Borrower or any Restricted Subsidiary (other than any Spectrum Entity) secured by Liens permitted by Sections 7.2(2)(B) or 7.2(2)(C) in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding; provided, that, from and after the Transactions Date the foregoing amount shall be increased to $50,000,000 at any one time outstanding;
          (f) Indebtedness of the Borrower or any Guarantor in respect of subordinated second-priority lien Indebtedness in an aggregate principal amount not to exceed $500,000,000 at any one time outstanding less the aggregate principal amount of Indebtedness outstanding under Section 7.1(l); provided that (i) the final maturity of such Indebtedness shall be no earlier than one year following the Maturity Date, (ii) the Weighted Average Life to Maturity of such Indebtedness at the time such Indebtedness is incurred shall be at least one year greater than the Weighted Average Life to Maturity of the Loans at such time, and (iii) any such Indebtedness or Guarantees in respect thereof shall be subordinated to the Obligations and the Guarantor Obligations (as defined in the Guarantee and Collateral Agreement) on terms reasonably acceptable to the Administrative Agent, it being agreed that customary high yield subordination terms prevailing in May 2007 (including, without limitation, (a) interest payment blockers with respect to payment defaults and covenant defaults and (b) turnover provisions, in each case, that were customary in high yield subordination terms prevailing in May 2007) shall be deemed to be so acceptable;
          (g) Indebtedness of the Borrower or any Guarantor (other than any Spectrum Entity) in respect of Permitted Subordinated Indebtedness in an aggregate principal amount not to exceed $500,000,000 at any one time outstanding;
          (h) additional Indebtedness of the Borrower or any Guarantor (other than any Spectrum Entity), provided that at the time of Incurrence thereof, the Borrower‘s Consolidated Leverage Ratio as of the end of the most recently completed four fiscal quarter period for which financial statements are available (after giving pro forma effect to the Incurrence of such Indebtedness and the use of proceeds thereof as if such events had occurred as of the beginning of such period) shall not exceed 6.50:1.00;
          (i) Indebtedness of the Borrower or any Guarantor in an aggregate principal amount at any one time outstanding (for the Borrower and all Guarantors) not to exceed an amount equal to $1,000,000,000, provided that (i) the final maturity of such Indebtedness shall be no earlier than one year following the Maturity Date and the Weighted Average Life to Maturity of such Indebtedness at the time such Indebtedness is incurred shall be at least one year greater than the Weighted Average Life to Maturity of the Loans at such time, (ii) such Indebtedness is unsecured, and (iii) any such Indebtedness or Guarantees in respect thereof of Borrower or any Guarantor shall be subordinated to the Obligations and the Guarantor Obligations (as defined in the Guarantee and Collateral Agreement) it being agreed that customary high yield subordination terms prevailing in May 2007 (including, without limitation, (a) interest payment blockers with respect to payment defaults and covenant defaults and (b) turnover provisions, in each case, that were customary in high yield subordination terms prevailing in May 2007) shall be deemed to be so acceptable;
          (j) Indebtedness in respect of Hedging Obligations permitted pursuant to Section 7.6(b)(10);
          (k) the incurrence of Indebtedness represented by letters of credit in an aggregate face amount not to exceed $50,000,000 at any one time outstanding;
          (l) until the Transactions Date or the termination of the Transaction Agreement and Plan of Merger in accordance with the terms thereof, the Second Lien Debt, in an aggregate principal amount not to exceed $500,000,000 at any one time outstanding; provided, that any such Indebtedness or Guarantees in respect thereof shall be subordinated to the Obligations with respect to the Lien granted in connection therewith on a “silent” second lien basis on terms reasonably satisfactory to the Administrative Agent;

          (m) the Secured Note until refinanced by the Incremental Sprint Term Loan, which shall occur no later than the Business Day after the Transactions Date; and
          (n) the incurrence of Indebtedness by the Clearwire International Entities in countries outside of the United States of up to $3,000,000 (or a comparable amount in foreign currency) at any one time outstanding.
     7.2. Limitation on Liens.
          (1) In the case of any Spectrum Entity, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien (other than Permitted Liens and Liens securing Indebtedness permitted under Sections 7.1(a) and (f)) on any of its property, whether now owned or hereafter acquired.
          (2) In the case of the Borrower, from and after the Transactions Date, Holdings, or any Restricted Subsidiary that is not a Spectrum Entity, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien on any of its property, whether now owned or hereafter acquired, other than:
          (A) Permitted Liens;
          (B) Liens on property existing at the time of acquisition thereof by the Group Member, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired;
          (C) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 7.1(e) to finance the acquisition of property (real or personal and including FCC Licenses), provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such property, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;
          (D) second-priority Liens on Collateral of the Borrower or any Guarantor securing Indebtedness incurred pursuant to Section 7.1(f), provided that such Liens shall have a “silent” second lien status on terms reasonably acceptable to the Administrative Agent, it being agreed that customary “silent” intercreditor terms prevailing in May 2007 (including, without limitation, (a) “standstill” provisions and (b) limited bankruptcy voting rights) shall be deemed to be so acceptable;
          (E) Liens on Capital Stock or assets of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries;

          (F) restricted cash securing Indebtedness under letters of credit permitted under Section 7.1(k);
          (G) additional Liens on the property of any Group Member created in the ordinary course of business in an aggregate amount not to exceed $5,000,000 at any one time outstanding;
          (H) second priority Liens on Collateral of the Borrower or any Guarantor (including any Collateral provided pursuant to Section 6.9(c)) securing the Second Lien Debt with a “silent” second lien status pursuant to the terms of an intercreditor agreement reasonably acceptable to the Administrative Agent, it being agreed that customary “silent” intercreditor terms prevailing in May 2007 (including, without limitation, (a) “standstill” provisions and (b) limited bankruptcy voting rights) shall be deemed to be so acceptable;
          (I) Liens securing Capital Leases between the Borrower and, from and after the Transactions Date, Holdings, and Restricted Subsidiaries permitted under Section 7.1(b); provided that such Liens do not at any time encumber any property other than the property subject to such Capital Leases; and
          (J) Liens on assets of the Clearwire International Entities securing Indebtedness incurred pursuant to Section 7.1(n).
     7.3. The Spectrum Entities. Sell, lease, exchange or otherwise transfer (in one transaction or a series of related transactions) any Capital Stock in any Spectrum Entity to any Person (unless such Person is a Spectrum Entity), except for any such sales, leases or transfers which are Asset Sales permitted under Section 7.4 of this Agreement. Except for Capital Stock of Spectrum Entities sold, leased, exchanged or transferred in accordance with this Section 7.3, all Spectrum Entities shall remain, directly or indirectly, Wholly Owned Subsidiaries of either Borrower and no Spectrum Entity shall have or change its jurisdiction of incorporation or formation to any jurisdiction outside of the United States.
     7.4. Asset Sales of Spectrum Entities. In the case of any Spectrum Entity, consummate an Asset Sale unless:
          (1) the Spectrum Entities receive consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Capital Stock issued or sold or otherwise disposed of; and
          (2) 100% of the consideration therefor is in the form of cash, Cash Equivalents or Replacement Assets or a combination of the foregoing, all of which shall be received by one or more Spectrum Entities.

     After the receipt by any Spectrum Entity of any Net Proceeds from an Asset Sale, such Spectrum Entity shall apply such Net Proceeds towards the prepayment of the Loans as and to the extent required by Section 2.5.
     Pursuant to the Guarantee and Collateral Agreement, the Collateral Agent on behalf of the Lenders shall have a valid perfected first priority Lien in any Replacement Assets or Net Proceeds received by the Spectrum Entities in connection with any Asset Sale.
     Pending the final application of any such Net Proceeds, the Spectrum Entities, as applicable, shall maintain such Net Proceeds in cash or may invest such Net Proceeds in Cash Equivalents. Such cash or Cash Equivalents, as the case may be, shall be held in a segregated deposit account subject to a perfected first priority Lien in favor of the Administrative Agent on behalf of the Lenders pursuant to arrangements reasonably satisfactory to the Administrative Agent providing for springing “control” after the occurrence and during the continuance of a payment or bankruptcy Event of Default.
     7.5. Asset Sales of Non-Spectrum Entities. (a) In the case of the Borrower, from and after the Transactions Date, Holdings, and any Restricted Subsidiary (other than any Spectrum Entity), consummate an Asset Sale unless:
          (1) the Borrower, from and after the Transactions Date, Holdings, or such Restricted Subsidiary, as applicable, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or equity interests issued or sold or otherwise disposed of; and
          (2) at least 75% of the consideration therefor received by the Borrower, from and after the Transactions Date, Holdings, or such Restricted Subsidiary, as applicable, is in the form of cash, Cash Equivalents or Replacement Assets or a combination of the foregoing. For purposes of this 75% limitation, each of the following will be deemed to be cash:
          (b) any liabilities (as shown on the Borrower‘s or, from and after the Transactions Date, Holdings‘, most recent balance sheet) of the Borrower, from and after the Transactions Date, Holdings, or such Restricted Subsidiary, as applicable (other than contingent liabilities, Indebtedness that is by its terms subordinated to the Loans or the Guarantees thereof and liabilities to the extent owed to the Borrower, from and after the Transactions Date, Holdings, or any Restricted Subsidiary), that are assumed by the transferee of any such assets or equity interests pursuant to a written assignment and assumption agreement that releases the Borrower, from and after the Transactions Date, Holdings, or such Restricted Subsidiary, as applicable, from further liability therefor; and
          (c) any securities, notes or other obligations received by the Borrower, from and after the Transactions Date, Holdings, or such Restricted Subsidiary, as applicable, from such transferee that are converted by the Borrower, from and after the Transactions Date, Holdings, or such Restricted Subsidiary, as applicable, into Cash Equivalents or Replacement

Assets within 180 days of the receipt thereof (to the extent of the Cash Equivalents or Replacement Assets received in that conversion).
     After the receipt by the Borrower or, from and after the Transactions Date, Holdings, or any Restricted Subsidiary of any Net Proceeds from any Asset Sale, the Borrower or, from and after the Transactions Date, Holdings, or such Restricted Subsidiary, as applicable, shall apply such Net Proceeds as and to the extent required by Section 2.5.
     To the extent required pursuant to the Guarantee and Collateral Agreement, the Collateral Agent on behalf of the Lenders shall have a valid perfected first priority Lien in any Replacement Assets or Net Proceeds received by the Borrower, from and after the Transactions Date, Holdings, or any Restricted Subsidiary in connection with any Asset Sale.
     Pending the final application of any such Net Proceeds, the Borrower, from and after the Transactions Date, Holdings, or such Restricted Subsidiary, as applicable, shall maintain the Net Proceeds in cash or may invest such Net Proceeds in Cash Equivalents. Such cash or Cash Equivalents, as the case may be, shall be held in a segregated deposit account subject to a perfected first priority Lien in favor of the Administrative Agent on behalf of the Lenders pursuant to arrangements reasonably satisfactory to the Administrative Agent providing for springing “control” after the occurrence and during the continuance of a payment or bankruptcy Event of Default.
     7.6. Restricted Payments.
          (a) (1) Declare or pay (without duplication) any dividend or make any other payment or distribution on account of the Borrower‘s or, from and after the Transactions Date, Holdings, or such Restricted Subsidiary‘s Capital Stock (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower, Holdings or such Restricted Subsidiary) or to the direct or indirect holders of the Borrower‘s, or, from and after the Transactions Date, Holdings, or such Restricted Subsidiary’s Capital Stock in their capacity as such (other than dividends, payments or distributions payable in Capital Stock (other than Disqualified Stock) of the Borrower, Holdings or such Restricted Subsidiary);
          (2) Purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Borrower, Holdings, or such Restricted Subsidiary) any Capital Stock of the Borrower, or, from and after the Transactions Date, Holdings, or such Restricted Subsidiary thereof held by Persons other than the Borrower, Holdings or such Restricted Subsidiary;
          (3) Make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value (including without limitation any payment of principal) any Indebtedness set forth in Section 7.1 that is contractually subordinated in right of payment to the Loans or any Guarantee thereof or the Second Lien Debt, (but in any event excluding (i) the Second Lien

Debt, to the extent the Second Lien Debt is repaid within two Business Days of the Transactions Date, (ii) any payment of interest, fees and expenses under the Second Lien Debt in accordance with the terms of the Second Lien Debt documents, (iii) any other payments contemplated by the Transactions and (iv) any payment of the Incremental Sprint Term Loan in accordance with the terms of this Agreement), except in each case payments of interest when due thereunder (all such payments and other actions set forth in clauses (1), (2) and (3) being collectively referred to as “Restricted Payments”); or
          (4) Make any Investment.
          (b) The preceding provisions will not prohibit:
          (1) Restricted Subsidiaries from declaring and paying dividends ratably with respect to their Capital Stock;
          (2) the making of any Restricted Payment with or in exchange for, or out of the net cash proceeds of (without duplication of any amounts included for purposes of Section 7.1(i) or Section 7.6(b)(21)) a contribution to the common equity of the Borrower or, after the Transaction Date, Holdings, or a sale (other than to a Subsidiary of the Borrower) of, Capital Stock (other than Disqualified Stock and other than any Capital Stock issued in connection with the Transactions and the proceeds thereof) of the Borrower, or, after the Transaction Date, Holdings; in each case, within 30 days of receipt of such net cash proceeds;
          (3) the repurchase of Capital Stock of the Borrower or such Restricted Subsidiary or, after the Transaction Date, Holdings, deemed to occur upon the exercise of options or warrants to the extent that such Capital Stock represents all or a portion of the exercise price thereof;
          (4) the repurchase of Capital Stock of the Borrower or such Restricted Subsidiary or, after the Transaction Date, Holdings, constituting fractional shares;
          (5) Intentionally Omitted;
          (6) (i) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Borrower or such Restricted Subsidiary or, after the Transaction Date, Holdings or the Public Company, held by any current or former employee, consultant or director of the Borrower or, after the Transaction Date, Holdings or the Public Company, pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement approved by a majority of the disinterested members of the Board of Directors of the Borrower, or, after the Transaction Date, Holdings or the Public Company, including upon the termination, death, disability or retirement of any such Person and (ii) loans and advances to officers and employees of any Group Member to finance the purchase of Capital Stock of the Borrower, or, after the Transaction Date, Holdings or the Public Company, in an aggregate principal amount for clauses (i) and (ii) not to exceed $25,000,000 at any one time outstanding;
          (7) Restricted Payments or Investments pursuant to agreements or arrangements in effect on the Initial Closing Date;
          (8) after the Transaction Date, (I) the Borrower may make dividends or distributions to Holdings, and Holdings may in turn make distributions, for the purpose of paying (a) tax liabilities of Holdings or the Public Company, (b) operating expenses incurred in the ordinary course of business by
          Holdings or the Public Company, and expenses of the Public Company necessary to maintain its status as a publicly-held company and (c) expenses actually incurred by Holdings or the Public Company related to any equity issuance, incurrence of Indebtedness, Investment or other transaction permitted under this Agreement, (II) any Borrower may make tax distributions pursuant to its limited liability company agreement and (III) any Borrower may make dividends or distributions to Holdings to permit Holdings to make tax distributions pursuant to its operating agreement, and Holdings may make tax distributions pursuant to its operating agreement;
          (9) extensions of trade credit in the ordinary course of business;
          (10) Hedging Obligations that are incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or reverse or amend any such agreements previously made for such purpose), and not for speculative purposes;
          (11) Investments acquired by the Borrower, after the Transactions Date, Holdings, or a Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Borrower, after the Transactions Date, Holdings, or such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Borrower, after the Transactions Date, Holdings, or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
          (12) Investments in Cash Equivalents;
          (13) Guarantees permitted by Section 7.1 and guarantees incurred in the ordinary course of business or in connection with the acquisition or lease of FCC License Rights by the Borrower or, from and after the Transactions Date, Holdings, or any of its Restricted Subsidiaries (other than any Spectrum Entity) of obligations of the Borrower or, from and after the Transactions Date, Holdings, or any Restricted Subsidiary;
          (14) loans and advances to customers or suppliers in the ordinary course of business and consistent with past practice that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Borrower, after the Transactions Date, Holdings, or a Restricted Subsidiary and endorsements for collection or deposit arising in the ordinary course of business;
          (15) Investments consisting of purchases and acquisition of inventory, supplies, materials and equipment or purchase of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;
          (16) loans and advances to employees of the Borrower, after the Transaction Date, Holdings, or any Restricted Subsidiary in the ordinary course of business for relocation and similar expenses;
          (17) commission, payroll, travel, entertainment and similar advances to officers and employees of the Borrower, after the Transactions Date, Holdings, or any Subsidiary that are expected at the time of such advance ultimately to be recorded as an expense in conformity with GAAP;
          (18) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
          (19) Investments in Replacement Assets made by the Borrower or, from and after the Transactions Date, Holdings, or any of its Restricted Subsidiaries with the proceeds of any asset disposition permitted pursuant to, or not prohibited by, Sections 7.4 or 7.5, or in exchange for assets disposed of pursuant to, or not prohibited by, Sections 7.4 or 7.5;
          (20) any Investment (i) by the Borrower or any Restricted Subsidiary in the Borrower or any Guarantor (other than investments by the Borrower or any Restricted Subsidiary that is not a Clearwire International Entity in the Clearwire International Guarantors), (ii) by the Borrower, Holdings or any Restricted Subsidiary in any Person that is not a Subsidiary in an aggregate amount for all such Investments made after the Restatement Effective Date under this clause (ii) not to exceed $50,000,000, if as a result of such Investment, such Person becomes a Guarantor or such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into the Borrower or a Guarantor, (iii) by the Borrower or any

Restricted Subsidiary in any other Restricted Subsidiary to the extent necessary to fund obligations owing by such other Restricted Subsidiary with respect to any FCC License Rights, (iv) by any Restricted Subsidiary that is not a Guarantor or any Clearwire International Guarantor in any other Restricted Subsidiary that is not a Guarantor or any Clearwire International Guarantor, or (v) by Holdings in any Borrower or Guarantor (other than the Clearwire International Guarantors);
          (21) Investments (i) made with the proceeds of any issuance of common stock of the Borrower or Holdings on or after the Initial Closing Date, without duplication of any amounts included for purposes of determining the amount of Indebtedness permitted under Section 7.1(i) or Investments permitted under Section 7.6(b)(2) or (ii) made and funded directly with Capital Stock (other than Disqualified Stock) of the Borrower or Holdings;
          (22) Investments in Unrestricted Subsidiaries identified on Schedule 7.6(b)(22), Joint Ventures, Clearwire International Entities and other Subsidiaries that are not Guarantors made on or before the Restatement Effective Date;
          (23) Investments in the Clearwire International Entities, any Unrestricted Subsidiary, any Joint Venture or any Subsidiary that is not a Guarantor made after the Restatement Effective Date in an aggregate amount not to exceed $80,000,000 at any one time outstanding; provided, that, immediately prior to and after giving effect to any such Investment no Default or Event of Default is in existence or would result therefrom;
          (24) the amount of any distributions, repayments, interest, profits, income and returns made to any Loan Party by any Unrestricted Subsidiaries, minority interests, or Restricted Subsidiaries that are not Guarantors;
          (25) Investments consisting of the conversion of Indebtedness owed by any Clearwire International Entities to the Borrower or, after the Transactions Date, Holdings, into Capital Stock; and
          (26) The Borrower and any Guarantor may form Subsidiaries and make Investments in connection therewith in an amount not to exceed $1,000,000 outstanding at any time.
     Notwithstanding the foregoing, no Spectrum Entity shall at any time pay a dividend or make any distribution, to any entity that is not a Spectrum Entity unless the proceeds of any such dividend or distribution is applied in its entirety to prepay the Loans; provided that, any Spectrum Entity may pay a dividend or make distributions to the Borrower so that the Borrower may pay its combined, consolidated or unitary tax liabilities and any franchise tax liabilities, so long as the Borrower uses the dividend or distribution to pay such taxes at such time.

     7.7. Mergers, Consolidation, etc. (a) Except in connection with, or resulting from, the Transactions, the Borrower shall not consolidate with or merge into any other Person (in a transaction in which a Borrower is not the surviving corporation) or convey, transfer or lease or otherwise dispose of its properties and assets (other than pursuant to a transaction involving a swap of Spectrum and related assets to the extent permitted by Sections 7.4 or 7.5) substantially as an entirety (in one or more related transactions) to any other Person, unless:
          (1) in case the Borrower shall consolidate with or merge into another Person (in a transaction in which a Borrower is not the surviving corporation) or convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Borrower is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Borrower substantially as an entirety is a corporation, limited liability company, partnership, trust or other entity, is organized and validly existing under the laws of the United States of America or any State thereof and shall expressly assume, by an amendment hereto, executed and delivered to the Administration Agent, in form satisfactory to the Administrative Agent, the due and punctual payment of the principal of and any premium and interest on all the Loans and the performance or observance of every covenant of this Agreement on the part of the Borrower to be performed or observed by the Person (if other than the Borrower) formed by such consolidation or into which the Borrower shall have been merged or by the Person which shall have acquired the Borrower‘s assets; and
          (2) immediately after giving effect to such transaction, no Event of Default or Default shall have happened and be continuing; and
          (3) each Guarantor, unless such Guarantor is the Person with which the Borrower has entered into a transaction under this covenant, will have by amendment to the Guarantee and Collateral Agreement confirmed that its Guarantee will apply to the obligations of the Borrower or the surviving Person in accordance with the Loans and this Agreement; and
          (4) the Borrower has delivered to the Administrative Agent an Officers‘ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if an amendment is required in connection with such transaction, such amendment comply with this Section 7 and Section 10.1 and that all conditions precedent herein provided or relating to such transaction have been complied with.
          (b) No Guarantor shall consolidate with or merge with or into any other Person or convey, transfer or lease or otherwise dispose of its properties and assets substantially as an entirety (in one or more related transactions) to any other Person, unless: (i) in the case of a merger or consolidation, (x) such Guarantor or a Borrower shall be the surviving Person or (y) the Person formed by or surviving any such consolidation or merger (if other than such

Guarantor) expressly assumes all of the obligations of such Guarantor or (ii) in the case of a conveyance, transfer, lease or disposition, such transaction is in compliance with Sections 7.3, 7.4 or 7.5, as the case may be.
     The provisions of this Section 7.7 shall similarly apply to successive consolidations, mergers, sales or conveyances. Notwithstanding the foregoing, other than as permitted under Sections 7.4 or 7.5, as applicable, the Borrower shall not convey, lease or otherwise dispose of or transfer any of its Capital Stock in the Spectrum Entities and their respective successors to, or permit any merger or consolidation of any Spectrum Entity with or into, any other Person other than a wholly owned Subsidiary that is or becomes a Guarantor, and, in each case, has pledged all of such Capital Stock to the Collateral Agent pursuant to the Guarantee and Collateral Agreement unless the proceeds thereof are received in cash, represent the fair market value of such Spectrum Entity or Capital Stock, as applicable, and are used to repay the Loans in accordance with Section 2.5.
     Upon any consolidation of the Borrower with, or merger of the Borrower into, any other Person or any conveyance, transfer or lease of the properties and assets of the Borrower substantially as an entirety in accordance with this Section 7.7, the successor Person formed by such consolidation or into which the Borrower is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement with the same effect as if such successor Person had been named as the Borrower herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Agreement and the Loan Documents.
     7.8. Transactions With Affiliates. Make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:
          (1) such Affiliate Transaction is on terms that are no less favorable to Holdings, the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm‘s-length transaction by Holdings, the Borrower or such Restricted Subsidiary with a Person that is not an Affiliate of Holdings, the Borrower or any of its Restricted Subsidiaries; and
          (2) the Borrower delivers to the Administrative Agent:
          (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10,000,000, a Board Resolution set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant; and

          (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50,000,000, an opinion as to the fairness to Holdings, the Borrower or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.
     The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:
          (1) transactions between or among Holdings, the Borrower and/or any Restricted Subsidiaries or any Person that will become a Restricted Subsidiary as part of any such transactions; provided that transactions between or among Holdings, the Borrower, any Restricted Subsidiary and any Foreign Subsidiaries shall not be deemed to be Affiliate Transactions if such transactions are, in the good faith determination of the Board of Directors of Holdings or the Borrower, or are certified in writing by a Responsible Officer of Holdings or the Borrower as being, in the best interests of Holdings or the Borrower and are on terms that are at least as favorable to Holdings, the Borrower and/or any Restricted Subsidiary as those that can be obtained in a comparable arm‘s-length transaction with a Person that is not an Affiliate of the Borrower or any Restricted Subsidiary;
          (2) payment of reasonable and customary fees to, and reasonable and customary indemnification and similar payments on behalf of, directors of Holdings or the Borrower;
          (3) Restricted Payments and Investments that are permitted by Section 7.6;
          (4) dispositions of property by Restricted Subsidiaries, Holdings or the Borrower to Holdings, the Borrower or any Subsidiaries that are permitted by, and in accordance with, Sections 7.4 or 7.5, as applicable;
          (5) any sale of Capital Stock of the Restricted Subsidiaries permitted by Sections 7.4 or 7.5, as applicable, or of the Borrower or Holdings;
          (6) transactions pursuant to agreements or arrangements in effect on the Initial Closing Date, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to Holdings, the Borrower and its Restricted Subsidiaries than the original agreement or arrangement in existence on the Initial Closing Date;

          (7) any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by Holdings, the Borrower or any of their Subsidiaries with officers and employees of Holdings, the Borrower or any of their Subsidiaries and the payment of compensation to officers and employees of Holdings, the Borrower or any of their Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), so long as such agreement or payment has been approved by a majority of the disinterested members of the Board of Directors of Holdings or the Borrower;
          (8) subject to Section 7.6, as applicable, payments or loans to employees or consultants in the ordinary course of business which are approved by a majority of the disinterested members of the Board of Directors of Holdings or the Borrower in good faith;
          (9) transactions with Motorola, Intel and Bell Canada pursuant to commercial agreements in place on the Initial Closing Date and reasonable modifications or extensions thereof which are approved by a majority of the disinterested members of the Board of Directors of Holdings or the Borrower in good faith;
          (10) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to Holdings, the Borrower and its Restricted Subsidiaries in the determination of the Board of Directors or the senior management of Holdings or the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;
          (11) the Second Lien Debt, the Secured Note and the Incremental Sprint Term Loan; and
          (12) commercial agreements entered into in connection with the Transaction Agreement and Plan of Merger.
     7.9. Limitation On Sale and Leaseback Transactions. Enter into any Sale and Leaseback Transaction; provided that the Borrower or, from and after the Transactions Date, Holdings, or any Restricted Subsidiary thereof may enter into a Sale and Leaseback Transaction if:
          (1) if applicable, the Borrower or, from and after the Transactions Date, Holdings, or such Restricted Subsidiary, as applicable, could have Incurred such Indebtedness under Section 7.1 or Section 7.2 in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction;

          (2) the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of that Sale and Leaseback Transaction;
          (3) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Borrower or, from and after the Transactions Date, Holdings, applies the proceeds of such transaction in compliance with Section 7.4 or Section 7.5, as applicable; and
          (4) the assets transferred in such Sale and Leaseback Transaction are not Collateral.
     7.10. Designation of Restricted and Unrestricted Subsidiaries.
          (a) Designate any Restricted Subsidiary of the Borrower to be an Unrestricted Subsidiary.
          (b) The Board of Directors of the Borrower, or, from and after the Transactions Date, Holdings, may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:
          (1) such designation shall be deemed to be an Incurrence of any outstanding Indebtedness (including any Non-Recourse Debt) of such Unrestricted Subsidiary by such Restricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under Section 7.1;
          (2) no Default or Event of Default would be in existence following such designation;
          (3) any Unrestricted Subsidiary that was previously a Restricted Subsidiary may be designated back to being a Restricted Subsidiary only once; and
          (4) any amounts previously utilized for Investments by Borrower or, from and after the Transactions Date, Holdings, or any Restricted Subsidiary pursuant to Section 7.6(b) in such Unrestricted Subsidiary shall be thereafter added back to the amount of Investments permitted to be made under the relevant baskets pursuant to which such Investment was originally made.
          (c) As of the Restatement Effective Date, the Clearwire International Entities shall become Restricted Subsidiaries; provided, that (i) any Indebtedness of the Clearwire International Entities and any Liens on assets of the Clearwire International Entities outstanding or existing on the Restatement Effective Date shall be permitted under this Agreement and the other Loan Documents, including under Sections 7.1 and 7.2 hereof, (ii) notwithstanding anything to the contrary set forth herein or in any other Loan Document, the designation of the

Clearwire International Entities as Restricted Subsidiaries, and any consequences thereof, shall not violate or cause a default under any of the terms of this Agreement or any other Loan Documents, and (iii) for the avoidance of doubt, the Clearwire International Entities were Unrestricted Subsidiaries at all times prior to the Restatement Effective Date.
     7.11. ESC Compliance. If at any time less than 85% of the aggregate Spectrum Rights of the Spectrum Entities are ESC-compliant based upon the compliance percentage assessed on the basis of FCC License or Underlying License (as defined below), as the case may be, from which the Spectrum Rights are derived, as provided in this Section 7.11, then the Borrower will take all commercially reasonable efforts to bring the Spectrum Rights into at least 85% ESC compliant within 90 days.
     For purposes of this Section 7.11, “Spectrum Rights” means the present effective right of the Spectrum Entities to use a defined portion of the radiofrequency spectrum within a Geographic Service Area (as defined below) in the conduct of the business of the Borrower, including rights directly from FCC Licenses and rights under Spectrum Leases with FCC licensees of such spectrum.
     “Underlying License” means the license granted by the FCC to the lessor to the Spectrum Entities under a Spectrum Lease.
     “Geographic Service Area” means either the area for incumbent site-based licensees that is bounded by a circle having a 35 mile radius and centered at the station‘s reference coordinates, which was the previous protected service area to which incumbent licensees were entitled prior to January 10, 2005, and is bounded by the chords drawn between intersection points of the licensee‘s previous 35 mile protected service area and those of respective adjacent market co-channel licensees or a BTA that is licensed to the respective BRS/BTA authorization holder subject to the exclusion of overlapping co-channel incumbent geographic service area.
     “Effective Spectrum Criteria” (or “ESC”) means,
          (a) with respect to Spectrum Rights in the form of an FCC License, that a Spectrum Entity holds the FCC License and that the FCC License is currently effective in accordance with its terms and authorizes the present use of the entire portion of the radiofrequency specified in such FCC License for use by the Spectrum Entities throughout the entirety of the Geographic Service Area specified in such FCC License without any further authorization from the FCC, except to the extent that a change in FCC rules or policies affects the ability of a Spectrum Entity to use the entire portion of the radiofrequency specified in such FCC License; and
          (b) with respect to Spectrum Rights in the form of a Spectrum Lease:
          (1) The lessor under the spectrum lease (or, in the case of a sublease, the sublessor‘s lessor) is the authorized holder of an FCC License that is currently effective in accordance with its terms and authorizes the present use of the entire portion of the radiofrequency specified in such FCC License throughout the entirety of the Geographic Service Area specified in such FCC License without any further authorization from the FCC, except to the extent that a change in FCC rules or policies affects the ability of a Spectrum Entity to use the entire portion of the radiofrequency specified in such spectrum lease;
          (2) The Geographic Service Area and the portion of the radiofrequency spectrum authorized for use by the lessor in the FCC License held by the lessor includes the entirety of both the Geographic Service Area and the portion of the radiofrequency spectrum specified in the Spectrum Lease; and the FCC License permits the lessor to lease and the Spectrum Lease validly leases to the Spectrum Entity that is a party thereto the entire portion of the radiofrequency spectrum specified in the Spectrum Lease throughout the entire Geographic Service Area specified in such Spectrum Lease for use by such Spectrum Entity in its business; except to the extent that a change in FCC rules or policies affects the ability of a Spectrum Entity to use the entire portion of the radiofrequency specified in such Spectrum Lease; and
          (3) Either
          (a) the spectrum lease is of a type and category that requires FCC approval to be valid and has currently effective FCC approval, or
          (b) the spectrum lease is not of a type and category that requires FCC approval.
     The compliance percentage for purposes of this covenant shall be derived from a fraction, the denominator of which is the total number of the Underlying Licenses and FCC Licenses from which the Spectrum Rights derive (based on separate call signs), whether derived directly or by Spectrum Lease, and the numerator of which is the number of Underlying Licenses and FCC Licenses for which the Spectrum Rights derived therefrom are ESC-compliant.
     7.12. Stay, Extension and Usury Laws. At any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive any Loan Party from paying all or any portion of the principal of, premium, if any, or interest, on the Loans as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement, and the Borrower hereby, on its own behalf and on behalf of each Restricted Subsidiary (to the extent it may lawfully do so), hereby expressly waives all benefit or advantage of any such law and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Administrative Agent or any Lender, but will suffer and permit the execution of every such power as though no such law had been enacted.

     7.13. Business Activities. Engage in any business other than Permitted Businesses, except to such extent as would not be material to the Borrower or, from and after the Transactions Date, Holdings, and its Restricted Subsidiaries taken as a whole.
     7.14. Swap Agreements. Enter into any Swap Agreement for speculative purposes.
     7.15. Changes in Fiscal Periods. Permit the fiscal year of the Borrower (or, from and after the Transactions Date, Holdings) to end on a day other than December 31 or change the Borrower‘s (or, from and after the Transactions Date, Holdings‘) method of determining fiscal quarters.
     7.16. Amendments to Certain Documents. Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the Transaction Agreement and Plan of Merger in any manner materially adverse to the Lenders without the Administrative Agent‘s consent; provided, that the types of amendments described on Schedule 7.16 shall not require the Administrative Agent’s consent.
     7.17. Activities of Holders of Designated Spectrum; Activities of Holdings.
          (a) In the case of any Spectrum Entity, notwithstanding anything to the contrary herein, conduct, transact or otherwise engage in any business or operations other than (i) its ownership or lease of Designated Spectrum or Replacement Assets in respect thereof or assets incidental and required with respect thereto or its ownership of Capital Stock of its Subsidiaries or Joint Ventures as of the Initial Closing Date, (ii) the issuance of and performance of its obligations in respect of its Capital Stock, (iii) the payment of dividends permitted hereunder and taxes, (iv) performance of its obligations hereunder and under the other Loan Documents and the other agreements contemplated thereby, (v) action required by law to maintain its existence and (vi) activities incidental to its maintenance and continuance and to any of the foregoing activities.
          (b) In the case of Holdings, notwithstanding anything to the contrary herein, conduct, transact or otherwise engage in any business or operations other than (i) its ownership of Capital Stock of the Co-Borrowers, and investments and other transactions permitted under the terms of this Agreement, (ii) the issuance of and performance of its obligations in respect of its Capital Stock, (iii) the payment of dividends and distributions permitted hereunder and taxes, (iv) performance of its obligations hereunder and under the other Loan Documents and the other agreements contemplated thereby, (v) action required by law to maintain its existence and (vi) activities incidental to its maintenance and continuance and to any of the foregoing activities.
     7.18. Leases.
          (a) Amend, modify, supplement, replace (other than pursuant to any Asset Sale permitted pursuant to Section 7.4) or extend (any such event, a “Modification”) any Spectrum Lease except to the extent (i) determined by management of the Borrower to be in the best interests of the Borrower and its Restricted Subsidiaries, (ii) in the ordinary course of business and consistent with past practices, (iii) the rights under such Spectrum Lease are at least as valuable to the Borrower and its Restricted Subsidiaries, when taken as a whole, after any such Modification as it was prior thereto and (iv) any such Modification (when taken into account with any other accompanying and related Modifications to other Spectrum Leases at or such time) does not result in a material diminishment of the creditworthiness of the Borrower or its ability to comply with its obligations under this Agreement.
          (b) Amend, supplement, modify or otherwise alter any transfer or non-assignment provisions of any Spectrum Lease in a material and adverse manner to the Borrower, from and after the Transactions Date, Holdings, or any of its Restricted Subsidiaries.
     7.19. Reserved.
     7.20. Amendments or Waivers of with respect to Subordinated Indebtedness and Second Lien Indebtedness.
          (a) Amend or otherwise change the terms of any Indebtedness which is subordinated to the Obligations (including any Permitted Subordinated Indebtedness but excluding any intercompany Indebtedness), except as permitted under the subordination agreement applicable thereto.
          (b) Amend or otherwise change the terms of the Second Lien Debt, except as permitted under the intercreditor agreement applicable thereto.
SECTION 8. EVENTS OF DEFAULT
     If any of the following events shall occur and be continuing:
          (a) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or
          (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
          (c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower, and from and after the Transactions Date, Holdings, only), Section 6.7(a), Sections 7.1 through 7.7, Section 7.9 or Section 7.16 of this Agreement or Sections 5.4 and 5.6(b) of the Guarantee and Collateral Agreement; or

          (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or
          (e) the Borrower, from and after the Transactions Date, Holdings, any Restricted Subsidiary or any Specified Unrestricted Subsidiary shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee, but excluding the Loans) on the scheduled or original due date with respect thereto after giving effect to any period of grace provided in the instrument or agreement evidencing, securing or relating thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $35,000,000; or
          (f) (i) the Borrower, from and after the Transactions Date, Holdings, or any Restricted Subsidiary whose total assets, when taken together with those of any other Restricted Subsidiaries with a Bankruptcy Event, exceed $15,000,000, shall in either case commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Restricted Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower, from and after the Transactions Date, Holdings, or any Restricted Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower, from and after the Transactions Date, Holdings, or any Restricted Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower , from and after the Transactions Date, Holdings, or any Restricted Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
          (g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower, from and after the Transactions Date, Holdings, or any Restricted Subsidiary or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate, other than pursuant to a “standard termination” in accordance with Section 4041(b) of ERISA, for purposes of Title IV of ERISA, (v) the Borrower or any Restricted Subsidiary or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or
          (h) one or more judgments or decrees shall be entered against the Borrower, from and after the Transactions Date, Holdings, or any Restricted Subsidiary involving in the aggregate a liability (not subject to appeal and not covered by insurance as to which the relevant insurance company has acknowledged coverage) of $35,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, paid, stayed or bonded pending appeal within 60 days from the entry thereof; or
          (i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, in each case with respect to a portion of Collateral in excess of $15,000,000;
          (j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert; or
          (k) there occurs any Change of Control;

     then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
     If the Commitments have been terminated and the Loans and all other amounts owing under this Agreement have been accelerated in accordance with the preceding paragraph after the occurrence and during the continuance of an Event of Default, then the Administrative Agent may, upon the request of the Required Lenders, exercise its rights under any Deposit Account Control Agreement. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, including any Deposit Account Control Agreement, the Administrative Agent and the Lenders hereby agree that they will not, and that they shall not have any right to, exercise any rights under any Deposit Account Control Agreement unless the Commitments have terminated and the Loans and all other amounts owing under this Agreement have been accelerated in accordance with this Section 8.
SECTION 9. THE AGENTS
     9.1. Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
     9.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

     9.3. Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys in fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final decision of a court of competent jurisdiction to have resulted from its or such Person‘s or their related parties’ own gross negligence, bad faith or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.
     9.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
     9.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required

Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
     9.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys in fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.
     9.7. Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with such Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final decision of a court of competent jurisdiction to have resulted from such Agent‘s gross negligence, bad faith or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
     9.8. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
     9.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent‘s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent‘s notice of resignation, the retiring Administrative Agent‘s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent‘s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
     9.10. Co-Documentation Agents and Syndication Agent. Neither the Co-Documentation Agents nor the Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.
SECTION 10. MISCELLANEOUS
     10.1. Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Loan, reduce the amount of any amortization payable hereunder, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or extend the scheduled date of payment thereof, in each case without the written consent of each Lender (including any Sprint Lender) directly affected thereby; (ii) eliminate or reduce the voting or consent rights of any Lender (including any Sprint Lender) under this Section 10.1 without the written consent of such Lender; (iii) amend or modify the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral, or release Guarantors from their obligations under the Guarantee and Collateral Agreement if such Guarantors represent substantially all of the value of the Guarantee under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders (including any Sprint Lenders); (iv) amend, modify or waive the pari passu status or pro rata payment sharing provisions with respect to any Loans, or agree to provide for the subordination of any Loans to any other Indebtedness of the Borrower or for the subordination of any Liens granted on the Collateral under the Security Documents to any Liens held on any Collateral by any other Person, in each case without the written consent of all Lenders (including any Sprint Lenders); (v) amend or modify Section 10.6(b)(ii)(D) without the written consent of all Lenders (including any Sprint Lenders); (vi) amend, modify or waive any provision of Section 11 without the written consent of all Lenders (including any Sprint Lenders) or (vii) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
     Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders and the Sprint Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans the accrued interest in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

     If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by this Section 10.1, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right to replace or repay all non consenting Lenders required to obtain such consent with one or more eligible assignees in accordance with Section 10.6, so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.
     10.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Clearwire Corporation
4400 Carillon Point
Kirkland, WA 98033
Attention: Hope Cochran
Telecopy: (425) 216-7900

with a copy to:

Clearwire Corporation
4400 Carillon Point
Kirkland, WA 98033
Attention: Legal Department
Telecopy: (425) 216-7776

Davis Wright Tremaine, LLP
Suite 2200
1201 Third Avenue Seattle, WA 98101
Attention: Julie Weston, Esq.
Telecopy: (206) 757-7166

Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, NY 10022
Attention: Joshua N. Korff, Esq.
Telecopy: (212) 446-6460

Administrative Agent:	Morgan Stanley Senior Funding, Inc.
One Pierrepont Plaza, 7th Floor
Cadman Plaza West
Brooklyn, NY 11201
Attention: Joshua Rawlins/Lindsay Parsons
Telecopy: (718) 754-7249/7250
Telephone: (718) 754-7291/7435
     provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.
     Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
     10.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     10.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
     10.5. Payment of Expenses and Taxes. The Borrower agrees (a) (i) to pay or reimburse the Administrative Agent for all its reasonable and documented out of pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one counsel for each relevant jurisdiction to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Restatement Effective Date (in the case of amounts to be paid on the Restatement Effective Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, and (ii) to pay or reimburse certain Lenders for the reasonable and documented legal fees of Richards Kibbe & Orbe LLP in connection with the negotiation of this Agreement, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of one counsel to the Lenders and the Administrative Agent, and (c) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other actual liabilities, obligations, losses, damages, penalties, actions, judgments, suits, and related reasonable and documented out of pocket costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of one legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of any Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to Hope Cochran (Telecopy No. (425) 828-7061), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.
     10.6. Successors and Assigns; Participations and Assignments.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no assignment shall be permitted to any Person identified in writing by the Borrower to the Administrative Agent prior to the Restatement Effective Date and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below), if an Event of Default has occurred and is continuing or during the primary syndication of the Facilities.
(ii)	Assignments shall be subject to the following additional conditions:

(A)	except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender‘s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consents, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)	the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption;

(C)	the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee‘s compliance procedures and applicable laws, including Federal and state securities law; and

(D)	except as set forth in clause (g) below, no assignment shall be permitted to Holdings, the Borrower or any Subsidiary.
     For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a

Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.
          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender‘s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 10.5(d)). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee‘s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender‘s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender‘s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the

Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender‘s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided that such Participant shall be subject to Section 10.7(a) as though it were a Lender.
          (ii) A Participant shall not be entitled to receive any greater payment under Sections 2.12 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower‘s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.13 unless such Participant complies with Section 2.13(d).
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
          (e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
          (f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.
          (g) Notwithstanding any of the foregoing to the contrary, no Lender shall be restricted from assigning its Term Loans to Holdings and/or the Borrower in exchange for Capital Stock of Holdings or the Public Company. Immediately following any such assignment of Term Loans to Holdings and/or the Borrower, Holdings and/or the Borrower shall immediately retire such Term Loans and such Term Loans shall no longer be outstanding for all purposes of this Agreement.
     10.7. Adjustments; Set off.
          (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, after the occurrence and during the continuance or an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     10.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
     10.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
     10.11. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     10.12. Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:
          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages; provided that none of the Borrower nor any of its Subsidiaries shall be liable for any special exemplary punitive or consequential damages.
     10.13. Acknowledgements. The Borrower hereby acknowledges that:
          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
          (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.
     10.14. Releases of Guarantees and Liens.
          (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (e) below; provided that any Collateral Disposed or transferred pursuant to a transaction permitted under Section 7.5 shall automatically be released from the security interest granted pursuant to the Loan Documents without the requirement of further action by any Person.
          (b) Upon the closing of any Asset Sale consisting of the sale of all of the shares of capital stock of any Subsidiary Guarantor permitted pursuant to Section 7.5 (1) the obligations of such Subsidiary Guarantor under its Guarantee shall automatically be discharged and released without any further action by the Agents or any Lender, and (2) the Agents and the Lenders will, upon the request and at the expense of the Borrower, execute and deliver any instrument or other document in a form acceptable to the Administrative Agent which may reasonably be required to evidence such discharge and release.
          (c) Upon the closing of any Asset Sale consisting of the sale of shares of capital stock of any Subsidiary Guarantor or any Subsidiary of the Borrower or, from and after the Transactions Date, Holdings, permitted pursuant to Section 7.5, (1) the Administrative Agent shall release to the Borrower, without representation, warranty or recourse, express or implied, those of such pledged shares of capital stock of such Subsidiary Guarantor or Subsidiary held by it, (2) the Administrative Agent shall release its security interest in all Collateral of such Subsidiary and (3) the Agents and the Lenders will, upon the request and at that expense of the Borrower, execute and deliver any instrument or other document in a form acceptable to the Administrative Agent which may reasonably be required to evidence such release.
          (d) Upon designation by the Borrower or, from and after the Transactions Date, Holdings, of an Unrestricted Subsidiary in accordance with the terms of this Agreement, (i) the Administrative Agent shall release to the Borrower, without representation, warranty or recourse, those shares of capital stock or other equity interests of the Subsidiary that are the subject of such designation as permitted in accordance with the terms of this Agreement and shall release any pledged note theretofore pledged by such Unrestricted Subsidiary to the extent such note is being discharged in connection with such designation, and (ii) if such Subsidiary whose shares are the subject of such designation is a Subsidiary Guarantor, the obligations of such Subsidiary under its Subsidiary Guarantee shall automatically be discharged and released as provided in clauses (b) and (c) of this Section 10.15 above and any lien granted by such Subsidiary under the Loan Documents shall automatically be discharged and released.
          (e) At such time as the Loans and the other obligations under the Loan Documents (other than obligations under or in respect of Swap Agreements and contingent obligations not due and payable) shall have been paid in full and the Commitments terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.
     10.15. Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates on a confidential basis, (d) upon the request or demand of any Governmental Authority having jurisdiction over it, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed (other than in violation of any confidentiality obligation known to such Lender, including pursuant to this Section 10.15), (h) on a no name basis, to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender‘s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document; provided that in the cases of clauses (d), (e) or (f) the relevant Lender or Administrative Agent agrees to inform the Borrower promptly thereof.
     Each Lender acknowledges that information furnished to it pursuant to this Agreement may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
     All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
     10.16. Waivers of Jury Trial. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
     10.17. USA PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.
     10.18. Transactions. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, the occurrence of the Transactions Date, the consummation of any of the Transactions shall not violate or cause a default under this Agreement or any other Loan Document.
SECTION 11. SUBORDINATION
     11.1. Agreement to Subordinate.
The Borrower, each Sprint Lender and each other Lender agree, and each Sprint Lender shall cause its successors and assignees to agree, that the Incremental Sprint Term Loan is subordinated in right of payment, to the extent and in the manner provided in Sections 11.2 and

11.3, to the prior payment in full of all Loans and Obligations under this Agreement (other than the Incremental Sprint Term Loan) whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed plus any amounts added to the principal amount of the Term Loans due to the application of Sections 2.17(b), 2.17(c) and 2.17(d) (the “Senior Debt”), and that the subordination is for the benefit of the Lenders other than the Sprint Lenders and the successors and assignees of the Sprint Lenders.
     11.2. Liquidation; Dissolution; Bankruptcy.
Upon any distribution to creditors of the Borrower in an Insolvency Proceeding relating to the Borrower or its property, in an assignment for the benefit of creditors or any marshaling of the Borrower’s assets and liabilities:
          (i) holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in this Agreement) before the Sprint Lenders (or their successors or assignees) will be entitled to receive any payment with respect to the Incremental Sprint Term Loan (except that the Sprint Lenders and their successors and assignees may receive and retain Permitted Junior Securities);
          (ii) until all Obligations with respect to Senior Debt (as provided in clause (i) above) are paid in full, any distribution to which the Sprint Lenders (or their successors or assignees) would be entitled in respect of the Incremental Sprint Term Loan but for this Section 11 will be made to holders of Senior Debt, as their interests may appear (except that the Sprint Lenders and their successors and assignees may receive and retain Permitted Junior Securities); and
          (iii) until all Obligations with respect to Senior Debt (as provided in clause (i) above) are paid in full, any payments received by the Sprint Lenders (or their successors or assignees) in respect of the Incremental Sprint Term Loan in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the holders of the Senior Debt in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.
     11.3. Insolvency Proceedings.
          (i) Asset Dispositions. If any Loan Party becomes subject to any Insolvency Proceeding, the Sprint Lenders (and their successors or assignees) shall not oppose any sale or disposition of any assets of any Loan Party that is supported by the Lenders other than the Sprint Lenders (and their successors and assignees) (the “Other Lenders”), and the Sprint Lenders (and their successors or assignees) will be deemed to have consented under Section 363 of the Bankruptcy Law (and otherwise) to any sale supported by the Other Lenders and to have released their Liens on such assets as of the closing of any such sale. Notwithstanding any other provision of this Agreement, the Sprint Lenders (and their successors or assignees) shall have the right, to be exercised in their sole discretion (a) to object to any bid procedures or sale procedures (including, without limitation, any proposed breakup fee, topping fee, expense reimbursement arrangement etc.) proposed in any Insolvency Proceeding in connection with any sale or disposition of assets by a Loan Party, and (ii) to participate without restriction or limitation as a potential bidder or buyer (including, without limitation, as a “stalking horse” buyer) in connection with any sale or disposition of assets by a Loan Party in any Insolvency Proceeding.
          (ii) Financing Matters. If any Loan Party becomes subject to any Insolvency Proceeding, and if the Other Lenders desire to consent (or not object) to the use of cash collateral under the Bankruptcy Law or to provide financing to any Loan Party under the Bankruptcy Law or to consent (or not object) to the provision of such financing to any Loan Party by any third party (any such financing, “DIP Financing”), then the Sprint Lenders (and their successors or assignees) agree that each Sprint Lender (and their successors or assignees) (a) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such DIP Financing, (b) will subordinate its Liens in the Collateral to the Liens securing such DIP Financing (and all Obligations relating thereto) and (c) will not request or accept adequate protection or any other relief in connection with the use of such cash collateral or such DIP Financing except as set forth in Section 11.3(iii) below; provided that, in each case, the Incremental Sprint Term Loan is afforded the same terms, rights and benefits as the other Term Loans under such DIP Financing or use of cash collateral, in each case subject to the subordination provisions set forth in Sections 11.1 and 11.2.
          (iii) Adequate Protection. If any Loan Party becomes subject to any Insolvency Proceeding, the Sprint Lenders (and their successors or assignees) agree that none of them shall object, contest, or support any other Person objecting to or contesting, (a) any request by the Other Lenders for adequate protection or any adequate protection provided to the Other Lenders or (b) any objection by the Other Lenders to any motion, relief, action or proceeding based on a claim of a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts to the Other Lenders under Section 506(b) or 506(c) of the Bankruptcy Law or otherwise; provided that, in each case, the Sprint Lenders (and their successors or assignees) are afforded the same adequate protection as the Other Lenders in each case subject to the subordination provisions set forth in Sections 11.1 and 11.2.
          (iv) Restriction on Plan Voting. Notwithstanding any other provision of this Agreement, if any Loan Party becomes subject to any Insolvency Proceeding, the Other Lenders shall not vote in favor of or otherwise support the confirmation of any plan of reorganization or liquidation (a) that provides for creditors or equity holders junior to the Sprint Lenders (or their successors or assignees) receiving any distributions or retaining anything of value under such plan from the proceeds of the Collateral (or secured by the Collateral) unless the value of the property to be distributed to the Sprint Lenders (or their successors or assignees) under such plan from the proceeds of the Collateral (or secured by the Collateral) constitutes not less than ninety-five percent (95%) of the aggregate value of the property to be distributed under the plan from the proceeds of the Collateral (or secured by the Collateral) to the Sprint Lenders (or their successors or assignees) and to all creditors and equity holders that are junior to the Sprint Lenders (or their successors or assignees) under such plan, or (b) if, under such plan there is an unsecured deficiency claim of the Lenders (including the Sprint Lenders (or their successors or assignees)) and the Sprint Lenders (or their successors or assignees) will be paid less than 95% of their pro rata share of the value of any property distributed to the unsecured creditors under such plan from any unencumbered assets (i.e., assets not subject to Liens of the Collateral Agent for the benefit of the Lenders); provided, however, any such distributions received by the Sprint Lenders (or their successors or assignees) shall be subject to the subordination provisions set forth in Sections 11.1 and 11.2 hereof.
For the avoidance of doubt, all of the Lenders, including the Sprint Lenders (or their successors or assignees), (i) preserve their rights under section 1129 of the Bankruptcy Law and (ii) shall not waive any unsecured deficiency claim in an Insolvency Proceeding.
     11.4. Subordination.
The parties hereby agree that terms and provisions of this Section 11 shall constitute a “subordination agreement” for the purposes of Section 510(a) of the Bankruptcy Law (or similar Bankruptcy Law) and shall be enforceable in any Insolvency Proceeding in accordance with its terms.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CLEARWIRE CORPORATION
By:
Name:
Title:

Clearwire — Amended and Restated Credit Agreement

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and as a Lender
By:
Name:
Title:

Clearwire — Amended and Restated Credit Agreement

MORGAN STANLEY & CO., INC., as Collateral Agent
By:
Name:
Title:

Clearwire — Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., as Syndication Agent and as a Lender
By:
Name:
Title:

Clearwire — Amended and Restated Credit Agreement

MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED, as Co-Documentation Agent and as a Lender
By:
Name:
Title:

Clearwire — Amended and Restated Credit Agreement

CITIGROUP GLOBAL MARKETS INC., as Co-Documentation Agent and as a Lender
By:
Name:
Title:

Clearwire — Amended and Restated Credit Agreement

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

. as Lender

By:

Name:
Title:
Clearwire — Amended and Restated Credit Agreement

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

. as Lender

By:

Name:
Title:
Clearwire — Amended and Restated Credit Agreement